                                                                     EXHIBIT 2.1
                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 9th day of March, 1998, by and among, Franchise Mortgage Acceptance Company, a Delaware corporation ("Buyer"), Bankers Mutual, a mortgage banking corporation, a California corporation ("BM"), Bankers Mutual Mortgage, Inc., a California corporation ("BMM"); and Trent D. Brooks ("TDB"), Charles R. Christensen ("CRC"), James A. Chapman ("JAC"), Verne L. Murray ("VLM") and The Paul A. Neff Revocable Trust ("PAN Trust"), the holders of all of the outstanding shares of BM and BMM (individually, a "Shareholder" and, collectively, the "Shareholders").

                              W I T N E S S E T H:


     WHEREAS, BM and BMM are engaged in the Business (as defined below); and

     WHEREAS, Buyer desires to purchase from BM and BMM, and BM and BMM desire to sell to the Buyer, substantially all of the assets of BM and BMM, respectively, on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the terms, conditions and other provisions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                                   ARTICLE 1

                                  DEFINITIONS


     1.1  Certain Definitions.  The terms defined in this Section 1.1 shall, for
          -------------------
all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:


     "Acquired Assets" means the Noncompetition Agreements and all of the business, properties, assets and rights of whatever kind or nature, real or personal, tangible or intangible, other than the Excluded Assets, owned by BM and BMM on the Closing Date, including:

                       (i) the BM Real Property, including all right, title and interest in any improvements, fixtures and other appurtenances thereto;

                       (ii) all furnishings, furniture, supplies, vehicles, tools, machinery and equipment and other personal property;

                       (iii) all rights under any contracts, Owned Mortgage Loans, escrow accounts, agreements, leases, covenants, guaranties, powers of attorney, arrangements, insurance policies, commitments or other instruments of BM and BMM, whether oral or written (the "Contracts"), subject to Section 4.3 hereof, including, without limitation, those listed on Schedules 5.9 and 5.16 hereto;

                       (iv) all rights in any Intellectual Property, including all right and title of BM and BMM in and to the names "Bankers Mutual" and "Bankers Mutual Mortgage" and all such rights, applications for which are pending;

                       (v) all books, records, data, software, files and documents, including, but not limited to, those relating to Investors, Mortgage Loans, and financial, environmental, production and operation, safety or technical matters;

                       (vi)  all assignable Permits;


                       (vii) all warranties, claims, causes of action, choses in action, covenants and other similar claims and interests by BM or BMM against third parties, if any, including, without limitation, any liens, security interests, or other rights to payment or to enforce payment in connection with Mortgage Loans or other obligations advanced by BM or BMM;

                       (viii) all cash, cash equivalents, notes and accounts receivables, refunds, deposits, prepayments or prepaid expenses of BM or BMM;

                       (ix)  all goodwill of the Business; and

                       (x) all other assets not referenced in clauses (i)-(ix) above, and which are reflected on the Closing Balance Sheets.


     "Affiliate" means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.


     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under any similar provision of state, local or foreign law.

     "Approvals" shall mean any approvals, authorizations, qualifications, consents, licenses, franchises, orders and other permits of all judicial, governmental, quasi-governmental or regulatory entities, whether federal, state or local, domestic or foreign.

     "Assumed Liabilities" means all Liabilities of BM and BMM, whether or not accrued on the Closing Balance Sheets, arising from or relating to events occurring, actions taken or omitted or facts existing on or prior to the Closing Date, whether asserted before or after the Closing, other than the Excluded Liabilities, and including, without limitation:

                       (i)  all Liabilities arising under the Contracts;

                       (ii) all accounts payable and all Liabilities under the Lines of Credit of BM and BMM;

                       (iii) all Liabilities relating to any Mortgaged Loans made, arranged or serviced on or prior to Closing by BM or BMM;

                       (iv) all Liabilities owed to any current or former employees, independent contractors or agents of BM and BMM, including under any indemnification agreement or other rights with respect to events occurring or facts existing prior to Closing;

                       (v) all Liabilities arising from or relating to the conduct of the Business by BM or BMM on or prior to the Closing Date; and

                       (vi) all Liabilities relating to any failure of BM or BMM to comply with any Legal Rule.

     "BM Division" means a separate division of Buyer through which Buyer will operate the Acquired Assets and conduct the Business, as provided below.

     "BM Name" means the name "Bankers Mutual" and any similar names and any derivations thereof and any fictional business names, trading names, registered and unregistered trademarks, service marks and applications relating thereto.


     "BM Real Property" means all real property leased or subleased by or to BM and BMM, including all real property described on SCHEDULE 5.10, but not including any real property securing loans made or arranged by BM or BMM.

     "Business" means the commercial mortgage banking business as conducted by BM and BMM through the Closing, including mortgage origination and loan servicing of commercial real estate and multifamily housing loans, DUS lending, and the sale and/or securitization of such loans and related activities.

     "CRC Employment Agreement" means the employment agreement to be entered into by and between Buyer and CRC on the Closing Date, substantially in the form of Exhibit A-1.

     "Change in Control of Buyer" shall be deemed to occur when and if: (i) any Person other than Imperial Credit Industries, Inc., or an affiliate thereof ("ICII") or FLRT, Inc. or any current affiliate thereof, or a trustee or other fiduciary of securities under an employee benefit plan of

Buyer, becomes a beneficial owner, directly or indirectly, of securities of Buyer representing thirty percent (30%) or more the combined voting power of Buyer's then outstanding securities; or (ii) persons who were directors of Buyer as of the Effective Date hereof, or successor directors nominated by those directors or by such successor directors, cease to constitute a majority of the Board of Directors of Buyer or its respective successors by merger or consolidation or sale of assets; provided that, so long as ICII, or FLRT, Inc. (so long as FLRT, Inc. remains controlled by Wayne Knyal), owns at least twenty percent (20%) of the Common Stock, any change in the Board of Directors caused by the action of ICII or FLRT, Inc. shall not constitute a Change in Control of Buyer.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" shall mean the real and personal property securing a Mortgage Loan or a bond or a mortgage-backed security.

     "Common Stock" shall mean shares of common stock, .001 par value, of Buyer.

     "DUS" shall mean the Fannie Mae Delegated Underwriting and Servicing program.

      "DUS Mortgage Loans" shall mean Mortgage Loans originated under DUS.

      "Employee Benefit Plan" means (i) any Employee Pension Benefit Plan; (ii) any Employee Welfare Benefit Plan; (iii) any bonus, deferred compensation, incentive, restricted equity, equity purchase, phantom equity, debenture, supplemental pension, profit-sharing, royalty pool, commission, cafeteria or similar plan or arrangement; (iv) any plan, program, agreement, policy, commitment or other arrangement relating to severance or termination pay, whether or not published or generally known; (v) any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in Section 3(1) of ERISA to former employees or directors or to their survivors or (vi) any other plan, program, agreement, procedure, policy, commitment, understanding or other arrangement relating to employee benefits, executive compensation, fringe benefits, severance pay, collective bargaining or terms of employment.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Employment Agreements" means, collectively, the CRC Employment Agreement, the JAC Employment Agreement, the MAK Employment Agreement, the TDB Employment Agreement and the VLM Employment Agreement."

     "Environmental, Health and Safety Law" means a Legal Rule pertaining to air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. (S) 7401, et seq.); (ii) Clean Water Act (33 U.S.C. (S) 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. (S) 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. (S) 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. (S) 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. (S) 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. (S) 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. (S) 651, et seq.); together with all other Legal Rules relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity that, together with BM and/or BMM, is treated as a single employer under section 414(b), 414(c), 414(m) or 414(o) of the Code.


     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


     "Excluded Assets" means those assets of BM and BMM listed on SCHEDULE 1 attached hereto (to the extent fair market value thereof is less than $ 75,000) and made a part hereof and:

                       (i) all insurance policies of BM and BMM identified as "not transferred" on SCHEDULE 5.21, and all rights arising thereunder;

                       (ii) all rights of BM and BMM arising under this Agreement and the agreements, certificates and instruments delivered in connection herewith;

                       (iii) all rights (including Tax refunds and credits) relating to the Excluded Liabilities;

                       (iv) all records of BM and BMM relating to the sale of the Acquired Assets or similar transactions, including third party bids and analyses relating thereto;

                       (v) all rights under those certain Employee Stock Purchase and Shareholders' Agreements by and among BM and the Shareholders, and by and among BMM and the Shareholders, and any other agreements by and among BM and/or BMM and the Shareholders relating to the shares, ownership or division of profits of BM or BMM, all claims of BM against BMM or BMM against BM under any agreements between BM and BMM, and all rights and obligations under indemnification agreements with the Shareholders relating to events occurring after the Closing;

                       (vi)  BM's 401(K) plan and all nonassignable deposits.


     "Excluded Liabilities" means:

                       (i) all Liabilities of BM and BMM arising from or relating to the Excluded Assets, including any Liabilities under any agreements by and by among BM and/or BMM and the Shareholders relating to the shares, ownership or division of profits of BM or BMM, and all Liabilities of BM to BMM or BMM to BM under agreements between BM and BMM;


                       (ii) (a) all Liabilities of BM, BMM and the Shareholders for Taxes (including, without limitation, Taxes owed by them in connection with the transactions contemplated hereunder), (b) all Liabilities for transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees arising from the purchase and sale of the Acquired Assets hereunder, and (c) all Liabilities for Taxes relating to the Business or the Acquired Assets as conducted or operated by BM and/or BMM for any period or partial period ending on or prior to the Closing Date;


                       (iii) all Liabilities of BM and BMM owed to the Shareholders at Closing other than for salary, bonuses, compensation, insurance benefits or reimbursement of expenses, to the extent reflected in the Closing Balance Sheets or arising in the ordinary course of business under the BM Plans, and other than Liabilities of BM and BMM for indemnification, defense and/or advancement of costs of the Shareholders relating to or arising out of events occurring, facts existing or actions taken prior to Closing pursuant to the indemnification agreements identified in SCHEDULE 5.16 or other rights of the Shareholders;

                       (iv) all Liabilities of BM and BMM arising from or relating to any third party bids to acquire BM and BMM or similar transactions or owed to advisors or counsel of BM or BMM in connection with the purchase and sale of the Acquired Assets hereunder;

                       (v) all Liabilities of BM and BMM arising out of events occurring, facts existing or actions taken prior to Closing to the extent (a) not covered by a Buyer insurance policy, and (b) covered by insurance under any insurance liability policy of BM or BMM identified as "not transferred" on
SCHEDULE 5.21;

                       (vi) all Liabilities arising from any indemnity obligation of BM or BMM under this Agreement or to Buyer or any Buyer Indemnified Person arising out of the representations, warranties and covenants of BM, BMM and the Shareholders hereunder;

                       (vii) all Liabilities of BM or BMM to the Shareholders arising from agreements among BM or BMM and the Shareholders and relating to a change in control of BM or BMM, including the sale of assets hereunder;

                       (ix) all Liabilities of BM and BMM (a) to their employees for accrued vacation, (b) arising under the BM 401(K) plan, or (c) arising under BM's semiannual profit-sharing program (or any successor program) or salary continuation plan, except for Liabilities relating to or arising out of events occurring, facts existing or actions taken prior to or on the Closing Date; and

                       (x) all Liabilities of BM and BMM arising under their Noncompetition Agreements.

     "Fannie Mae" shall mean Federal National Mortgage Association or any successor organization.


     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Freddie Mac" shall mean the Federal Home Loan Mortgage Corporation or any successor organization.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substance" means (a) any matter that is labeled or regulated as a pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or pollutant under any Environmental Health and Safety Law or by any Governmental Entity and includes, without limitation, asbestos and asbestos-containing materials and any material or substance that is: (i) designated as a "hazardous substance" pursuant to section 307 of the Federal Water Pollution Control Act, 33 U.S.C. section 1251, et seq. (33 U.S.C. (S) 1317); (ii) defined as a "hazardous waste" pursuant to section 1004 of the Federal Solid Waste Disposal Act, 42 U.S.C. section 6901, et seq. (42 U.S.C. (S) 6903); (iii) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601, et seq. (42 U.S.C. (S) 9601); or (iv) so designated or defined under any other applicable Legal Rule, (b) petroleum and petroleum products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) asbestos and/or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or nonfriable, (e) PCBs, or PCB-containing materials or fluids, (f) radon, (g) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste, and (h) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring or remediation.

     "Intellectual Property" means (i) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names (including the BM Name), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (v) all computer software and information systems and programs, (including data and related documentation), whether owned or leased, (vi) all other proprietary rights and (vii) all copies and tangible embodiments of the items described in (i) through (vi) (in whatever form or medium).

     "Interest" shall mean the London Interbank Offering Rate plus two percent (2%) per annum.

     "Investor" shall mean Fannie Mae, Freddie Mac or any private or public investor or credit enhancer for which BM or BMM is originating and/or servicing (or to the extent of any continuing obligation, has in the past originated or serviced) Mortgage Loans pursuant to a Mortgage Servicing Agreement.

     "JAC Employment Agreement" means the employment agreement to be entered into by and between Buyer and JAC on the Closing Date, substantially in the form of Exhibit A-2.

     "Knowledge" means actual knowledge. With respect to BM and BMM, Knowledge shall mean the actual Knowledge of the Shareholders and PAN.

     "Legal Rules" means codes, statutes, ordinances, orders, judgments, decrees, injunctions, determinations, approvals, rules, regulations, permits, certificates, licenses and authorizations of all Governmental Entities with jurisdiction.

     "Liens" means all liens, mortgages, pledges, encumbrances, claims, charges, options, purchase agreements, security agreements and interests, commission arrangements, title retention agreements, covenants, restrictions and adverse interests of any kind or nature whatsoever including, without limitation, any "adverse claim" as defined in Section 8102(a)(1) of the California Uniform Commercial Code.

     "Lines of Credit" means BM's and BMM's warehousing lines of credit from Residential Funding Corporation and Bank of America, National Trust & Savings Association.

     "Long Term Care Facility" shall mean a nursing home, congregate care facility or assisted living facility.

     "Loan Documents" shall mean any Mortgage Note or Mortgage or similar instrument, and all amendments thereto, evidencing or securing a Mortgage Loan, including hard copies where available, and all machine-readable copies on any media.

     "MAK" means Mark A. Kellman.

     "MAK Employment Agreement" means the employment agreement to be entered into by and between Buyer and MAK on the Closing Date, substantially in the form of Exhibit A-3.

     "Material Adverse Effect" and "Material Adverse Change," with respect to Buyer, on the one hand, or BM and BMM, on the other hand, means (i) any effect on, or change in, the business of such party and its Subsidiaries and Affiliates taken as a whole, that is, or that a reasonable person would believe will be, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) or prospects (not including general economic, social, political or other conditions or events or, with respect to Buyer, changes applicable to Buyer's industry generally, or with respect to BM and BMM, changes applicable to or affecting the commercial mortgage banking business in California generally) of such party and its Subsidiaries and Affiliates, taken as a whole, or (ii) an event or circumstance that has or would have a significant likelihood of a material adverse effect on the ability of such party, as the case may be, to perform their respective obligations under this Agreement, and the transactions contemplated hereby. The term "Material Adverse Effect on BM" and Material Adverse Change with respect to BM", and any similar terms, shall mean BM and BMM, collectively.

     "Mobile Home Community" shall mean a real estate development owned by a proposed Mortgagor which constitutes a full operational mobile home community, including all land, amenities and improvements, with individual spaces or homesites held principally for lease to residential tenants occupying manufactured or mobile homes affixed to such homesites and not principally for lease to recreational or commercial tenants.

     "Mortgage" shall mean a mortgage, deed of trust, security deed or other security instrument on real property securing a Mortgage Note.

     "Mortgage Loan" shall mean a mortgage loan evidenced by a Mortgage Note and secured by a Mortgage which is either an Owned Mortgage Loan or a Mortgage Loan comprising the Mortgage Servicing Portfolio.

     "Mortgage Loan File" shall mean the credit and closing files, custodial documents, escrow documents, and all other documents in the possession of BM or BMM pertaining to a

Mortgage Loan or reasonably necessary for prudent servicing of a Mortgage Loan, in each case as required by any Investor and their requirements, procedures, rules, regulations and guidelines.

     "Mortgage Note" shall mean a written promise to pay a sum of money at a fixed or variable interest rate during a specified term evidencing a Mortgage Loan.

     "Mortgage Servicing Agreement" shall mean an agreement or agreements between BM or BMM and an Investor or a servicer or other party setting forth the terms and conditions under which Mortgage Loans or other obligations relating to Mortgage Loans have been and/or are to be serviced or subserviced and which may be incorporated in general guidelines and issuances of an Investor (such as the applicable Fannie Mae and Freddie Mac Seller/Servicer Guides).

     "Mortgage Servicing Portfolio" shall mean, as of the date of this Agreement, all the Mortgage Loans which have been, are and, subject to existing Mortgage Servicing Agreements, are to be serviced or subserviced by BM or BMM, other than the Owned Mortgage Loans, and from time to time after the date of this Agreement, as and when Owned Mortgage Loans are delivered to Investors, such previously Owned Mortgage Loans as well.

     "Mortgaged Property" shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

     "Mortgagor" shall mean the obligor on a Mortgage Note.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Nationsbanc" means, collectively, Nationsbanc Capital Markets, Inc., and Nationsbanc Mortgage Capital Corporation.

     "Noncompetition Agreement" means a noncompetition and confidentiality agreement by BM, BMM, each of the Shareholders (other than the PAN Trust) and PAN, each in the form of Exhibit B-1, B-2 and B-3, B-4, B-5, B-6 and B-7, respectively.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Owned Mortgage Loans" shall mean all the Mortgage Loans the legal and/or beneficial ownership interests in which are vested in BM or BMM.

     "PAN" means Paul A. Neff.

     "PAN Strategic Advisor Agreement" means a strategic advisory agreement to be entered into by and between Buyer and PAN on the Closing Date, substantially in the form of Exhibit A-4.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Party" means any party to this Agreement.

     "Person" means an individual, a sole proprietorship, a partnership, a corporation, an association, an institution, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

     "REO" shall mean real estate obtained by BM or BMM in its name or on behalf of Investors in connection with foreclosure proceedings or deed in lieu of foreclosure proceedings on Mortgage Loans.


     "SEC" means the Securities and Exchange Commission.


     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Security Interest" means any Lien other than (i) liens for Taxes not yet due and payable and (ii) purchase money liens and liens securing rental payments under capital lease arrangements.

     "Servicing Rights" shall mean the right to receive the servicing fee income and any other income arising from or connected to the Mortgage Servicing Agreements or the servicing of the Mortgage Loans in the Mortgage Servicing Portfolio.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any Governmental Entity income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, fee, impost, fine, penalty or other charge of any kind whatsoever, including any interest, penalty, or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TDB Employment Agreement" means the employment agreement to be entered into by and between Buyer and TDB on the Closing Date, substantially in the form of Exhibit A-5.

     "UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of California; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of such perfection or non-perfection.

     "VLM Employment Agreement" means the employment agreement to be entered into by and between Buyer and VLM on the Closing Date, substantially in the form of Exhibit A-6.

     1.2  Other Definitions.  In addition to the terms defined in Section 1.1,
          -----------------
certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires. The definitions of terms of general applicability are set forth in the sections listed below (certain terms that are used only in the section in which they are defined are not listed).


TERM                                          DEFINED IN ARTICLE
----                                          ------------------
                                                    OR SECTION
                                                    ----------
Acceleration Percentage                             3.2(G)
Accountant                                          3.1(B)
Additional Earn-Out Payment                         3.2(A)
Agreement                                           Preamble
Allocation Schedule                                 3.1(A)
Annual Earn-Out Payments                            3.2(A)
BM                                                  Recitals
BM and BMM Indemnified Persons                      12.3
BM Financial Statements                             5.5
BM Permits                                          5.7
BM Plans                                            5.18
BM's Balance Sheet                                  5.5
BM's 1997 Financial Statements                      5.5
BMM                                                 Recitals
BMM's Balance Sheet                                 5.5
Business Statements                                 3.2(H)(i)
Buyer Permits                                       7.6
Buyer                                               Preamble
Buyer Board                                         3.2(I)

Buyer's Financial Statements                        7.4
Buyer's Indemnified Persons                         12.2
Buyer's 1997 Financial Statements                   7.4
Buyer's SEC Documents                               7.3
CRC                                                 Preamble
Closing                                             4.1
Closing Balance Sheets                              3.1(B)
Closing Date                                        4.1
Confidentiality Agreement                           9.3
Consents                                            5.4
Contracts                                           Definition of Acquired Assets
Definitive Earn-Out Statement                       3.2(A)
Earn-Out Accountant                                 3.2(H)
Earn-Out Payment                                    3.2(A)
Earn-Out Shortfall                                  3.2(D)(iii)
Earn-Out Year                                       3.2(B)
HSR Act                                             5.4
Indemnified Person                                  12.4
Indemnifying Person                                 12.4
Investor Requirements                               6.2(C)
JAC                                                 Preamble
Liabilities                                         5.6
License                                             5.12
Loan Originations                                   3.2(D)(i)
Losses                                              12.2
Maximum Annual Earn-Out Payment                     3.2(D)(i)
Maximum Operating Income                            3.2(E)
Most Recent Financial Statements                    5.5
Most Recent Fiscal Month End                        5.5
Most Recent Fiscal Quarter                          7.4
Most Recent Fiscal Year End                         5.5
Note                                                3.1(A)
Objection Confirmation                              3.2(H)(i)
Operating Income                                    3.2(F)
Permits                                             5.7
Permitted Liens                                     5.8
PAN Trust                                           Preamble
Preliminary Earn-Out Statement                      3.2(A)
Sales Agreements                                    6.2
Selected Employees                                  6.8
Shareholders                                        Preamble
Shareholders' Agreement                             5.1
Shareholders' Representative                        14.7

Statement of Objection                              3.2(H)(ii)
Succeeding Earn-Out Year                            3.2(D)(iii)
TDB                                                 Preamble
Threshold Operating Income                          3.2(E)
VLM                                                 Preamble


                                   ARTICLE 2

                      PURCHASE AND SALE OF ACQUIRED ASSETS


     Subject to the terms, conditions and other provisions contained herein, BM and BMM jointly agree to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and accept from BM and BMM, on the Closing Date, all right, title and interest in and to, the Acquired Assets.



                                   ARTICLE 3

                      PURCHASE PRICE AND METHOD OF PAYMENT


     3.1  Purchase Price.
          --------------


          (A) The purchase price for the Acquired Assets (the "Purchase Price") shall consist of: (i) payment by Buyer to BM and BMM at Closing of Sixty One Million Five Hundred Thousand Dollars ($61,500,000) payable by wire transfer of immediately available funds to an account jointly designated by BM and BMM (transfer to which account BM and BMM agree constitutes good delivery to each of them of such cash portion of the Purchase Price payable at Closing), and delivery at Closing by Buyer to BM of a promissory note in the amount of Five Million Dollars ($5,000,000) in the form of Exhibit C (the "Note"), (ii) payment by Buyer to BM and BMM of the Earn-Out Payments set forth below, and (iii) Buyer's assumption, payment, performance and discharge, when due, of the Assumed Liabilities. All Persons having any right against BM or BMM in respect of the Assumed Liabilities are intended third-party beneficiaries of Buyer's obligation under this Section 3.1(A)(iii). Buyer's obligations under this Section 3.1(A)(iii) shall not be subject to offset or deduction by reason of any right or claimed right of Buyer against BM, BMM or any Shareholder arising under this Agreement or any agreement, certificate or instrument delivered in connection herewith. The Parties shall endeavor in good faith to agree upon an allocation of the Purchase Price (as the same shall have been adjusted pursuant to paragraph (B) below) among the Acquired Assets in conformity with Section 10.3 hereof, as soon as practicable after any adjustments to the Purchase Price pursuant to paragraph (B) below shall have been finally determined (provided that, no Party shall be liable to any other Party for a failure to reach such agreement). Such a llocation shall be set forth in a schedule (the "Allocation Schedule"). The Parties expect that the allocation of the portion of the Purchase Price payable at Closing, as adjusted pursuant to
Section 3.1(B), among the Acquired Assets, in accordance with Section 10.3 hereof, will entail an allocation of some portion thereof to goodwill and going concern value of each of BM and BMM. Accordingly, Buyer, BM and BMM acknowledge and agree, in accordance with Section 1060 of the Code and the Treasury regulations thereunder, that in such case any increase in consideration payable by Buyer hereunder pursuant to Section 3.2 shall constitute additional consideration for goodwill and going concern value and shall not relate to any of the other Acquired Assets.

          (B) The Purchase Price shall be adjusted as follows: (i) the Purchase Price shall be reduced dollar for dollar, to the extent that the shareholders' equity of BM and BMM, in the aggregate, as reflected on balance sheets of BM and BMM at the Closing Date prepared by the BM Division in accordance with GAAP, consistently applied (the "Closing Balance Sheets") is less than the sum of (a) Sixteen Million Two Hundred Sixty Five Thousand Dollars ($16,265,000), and (b) if the Closing occurs after April 1, 1998, the net income or net loss of BM and BMM for the period from April 1, 1998, through the Closing Date. The BM Division shall prepare the Closing Balance Sheets within forty-five
(45) days after the Closing and Buyer, BM and BMM shall have thirty (30) days to review the Closing Balance Sheets. If Buyer and BM and BMM disagree as to the calculation of the payment provided for hereunder, such disagreement shall be resolved in accordance with the following arbitration procedures: the parties shall submit the dispute for resolution to the Los Angeles office of one of the five largest firms of independent certified public accountants, other than Buyer's accountant or Arthur Andersen & Co. (the "Accountant") within ten (10) business days after the end of said thirty (30) day period. If BM and BMM and Buyer do not agree upon the selection of the Accountant, the selection will be made by the Los Angeles office of the American Arbitration Association ("AAA") in accordance with the criteria specified above or, if no such accountant is available or willing to resolve the dispute, the AAA shall select the next largest accounting firm from which a qualified accountant is available in Los Angeles, California. Buyer, and BM and BMM, may submit such information to the Accountant as such party deems relevant on or before the expiration of such period. The Accountant shall, within twenty (20) business days after appointment is provided herein, render its determination as to such calculation, and the amount so selected shall be final and binding on the Parties. The fees and expenses of the Accountant and the Parties shall be paid by the Party whose determination was not selected, and if neither Party's determination is selected, shall be allocated between the Parties by the Accountant based upon the Accountant's determination of the extent to which its final determination of the amount of the payment provided for hereunder was reflective of their respective positions. In making its determination hereunder, the Accountant shall not be required to follow any particular method or rules of procedures, but shall adopt such procedures as it believes will be most conducive to a prompt, practicable and fair determination of the issues, consistent with the terms of this Agreement. BM and BMM shall pay to Buyer the Purchase Price adjustment, as determined above, in cash, plus interest at a rate of eight percent (8%) per annum, within ten (10) days after the final determination of such calculation .

     3.2  Earn-Out.
          --------

          (A)   As part of the Purchase Price, subject to the terms of this
Section 3.2, and except for a possible fourth payment under Section 3.2(D)(iii) below, Buyer shall make to BM and BMM up to three additional payments ("Annual Earn-Out Payments") and up to one additional payment during the first Earn-Out Year (the "Additional Earn-Out Payment"). The Annual Earn-Out Payments and the Additional Earn-Out Payment are referred to herein as an Earn-Out Payment", and, collectively, as the "Earn-Out Payments". Each Earn-Out Payment, if any, shall be made in cash to an account jointly designated by BM and BMM (transfer to which account BM and BMM agree constitutes good delivery to each of them of any such Earn-Out Payment). Not later than thirty (30) days following each Earn-Out Year (as defined in Section 3.2(B)), Buyer shall provide to the BM and BMM a preliminary statement (the "Preliminary Earn-Out Statement") setting forth the estimated amount of Operating Income (as defined in Section 3.2(F)) and the estimated amount of the Annual Earn-Out Payment, if any, payable for such Earn-Out Year in accordance with this Section 3.2, and a detailed description of the calculations of estimated Operating Income and the estimated amount of the Annual Earn-Out Payment. The information contained in each Preliminary Earn-Out Statement shall be subject to revision in the Definitive Earn-Out Statement (defined below). Not later than ninety (90) days following the end of each Earn-Out Year, Buyer shall prepare and deliver to BM and BMM a statement (the "Definitive Earn-Out Statement") setting forth the amount of Operating Income, the amount of the Annual Earn-Out Payment, if any, payable for such Earn-Out Year in accordance with this Section 3.2 and a detailed description of the calculations of Operating Income and the amount of the Annual Earn-Out Payment. Any Annual Earn-Out Payment reflected on a Definitive Earn-Out Statement shall be paid by Buyer, by wire transfer without setoff or deduction, except as, and only to the extent, provided in Section 12.2 below, to an account designated by BM and BMM, not later than the twentieth (20th) business day following the delivery of such Definitive Earn-Out Statement unless an objection is made to such Definitive Earn-Out Statement as provided in Section 3.2(H) below. Any objections made to the calculation of Operating Income and/or the amount of the Annual Earn-Out Payment or to the calculation of the Additional Earn-Out Payment shall be resolved in accordance with Section 3.2(H); provided that, in the event of any such objection, Buyer shall pay such portion of any Earn-Out Payment as is not in dispute promptly in accordance with the foregoing provision. Interest shall be paid on each Earn-Out Payment from the last day of each Earn-Out Year until such Earn-Out Payment is paid.

          (B) The term "Earn-Out Year" shall refer to each of the twelve (12) month periods commencing on April 1, 1998, and ending on the day prior to the anniversary of such date in 1999, 2000 and 2001. If the first Earn-Out Year commences prior to Closing, then, for purposes of calculating Operating Income of the Business under Section 3.2(C) and Loan Originations under Section 3.2(D)
(ii), the Operating Income of BM and BMM, and the Loan Originations of BM and BMM, realized during the period April 1, 1998, through the Closing Date shall be added to the Operating Income and the Loan Originations calculated for the period from the Closing Date through March 31, 1999, for purposes of determining the amount of the

Earn-Out Payments owed hereunder. The BM Division shall prepare a calculation of Operating Income and the Loan Originations for the period from April 1, 1998, through the Closing Date within thirty (30) days after the Closing.

          (C) The Annual Earn-Out Payments shall be determined by measuring the Operating Income of the Business (as defined in Section 3.2(F)) for each of the Earn-Out Years against Threshold Operating Income and Maximum Operating Income for such Earn-Out Years. For the purposes of calculation of the Annual Earn-Out Payments, income of the Business realized from any loan securitization, sale of loans or sale of servicing rights shall be credited to the appropriate Earn-Out Year in accordance with GAAP unless such transaction has been accelerated or deferred to a different Earn-Out Year from that in which the transaction would have taken place in the Ordinary Course of Business other than for good faith business reasons unrelated to the calculation of any Annual Earn-Out Payment. If any such transaction is accelerated or deferred to a different Earn-Out Year other than for good faith business reasons unrelated to the calculation of any Annual Earn-Out Payment, the income shall be credited to the year in which the transaction would have taken place in the Ordinary Course of Business, provided that, notwithstanding the foregoing, Buyer agrees that the income realized after the close of an Earn-Out Year from the securitization by Buyer or any Affiliate of Buyer, or the sale to another entity for securitization purposes, of any loan which closed prior to the end of such Earn-Out Year shall, if BM and BMM so request in writing on or before the end of the sixth month following such Earn-Out Year, be credited in whole or in part, as requested by BM and BMM, to such Earn-Out Year and the calculation of the Annual Earn-Out Payment for such Earn-Out Year shall be adjusted accordingly; provided that, if any such loan has not been securitized before such date, the amount of such income shall be estimated in good faith by the Buyer and credited accordingly. Any amount so credited to a prior Earn-Out Year shall be deducted from the calculation of Operating Income for the subsequent Earn-Out Year.

          (D) (i) Except as provided below in Section 3.2(D)(iii), failure to achieve Operating Income in excess of the Threshold Operating Income in any Earn-Out year will result in no Annual Earn-Out Payment for that Earn-Out Year, and BM's and BMM's rights to an Annual Earn-Out Payment for that Earn-Out Year shall terminate. For each Earn-Out Year in which Operating Income exceeds Threshold Operating Income, an Annual Earn-Out Payment is owed. The maximum Annual Earn-Out Payment , for each Earn-Out Year, shall be equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Maximum Annual Earn-Out Payment"). Achieving the Maximum Operating Income or more in any Earn-Out Year will result in the Maximum Annual Earn-Out Payment. Achieving Operating Income in any Earn-Out Year that is in excess of Threshold Operating Income, but less than Maximum Operating Income will result in an Annual Earn-Out Payment being made for that Earn-Out year calculated as follows:

     Annual Earn-Out Payment = the product of (i) X-Y divided by Z-Y, multiplied by (ii) the Maximum Annual Earn-Out Payment.

     Where:    X =  the actual Operating Income for an Earn-Out Year

               Y = the Threshold Operating Income for an Earn-Out Year Z = the Maximum Operating Income for an Earn-Out Year


          (ii) In addition to the Annual Earn-Out Payments provided for above, for the first Earn-Out Year, BM and BMM shall be eligible to receive the Additional Earn-Out Payment in a maximum amount of Seven Million Five Hundred Thousand Dollars ($7,500,000). The Additional Earn-Out Payment shall be based upon the volume of loans of the Business closed (whether by Buyer or any Affiliate, or by an Investor pursuant to arrangement with Buyer or any Affiliate) ("Loan Originations") during the first Earn-Out Year. If Loan Originations during such period are Seven Hundred Four Million Dollars ($704,000,000) or less, no Additional Earn-Out Payment will be payable under this provision. If Loan Originations during such period are Eight Hundred Forty Eight Million Dollars ($848,000,000) or more, the maximum amount of the Additional Earn-Out Payment will be payable under this provision. If Loan Originations during such period are greater than Seven Hundred Four Million Dollars ($704,000,000) but less than Eight Hundred Forty Eight Million Dollars ($848,000,000), a pro rata portion of the Additional Earn-Out Payment will be payable under this provision. The calculation of the amount of originations shall be made by the Buyer in consultation with the BM Division and reviewed by BM and BMM on or before the fifteenth (15th) day following the end of the first Earn-Out Year, and the Additional Earn-Out Payment shall be paid in the same manner as the Annual Earn-Out Payment, to the extent earned, on or before the thirty-first (31st) day following the end of the first Earn-Out Year.

          (iii) In the event that Operating Income in any Earn-Out Year is less than Maximum Operating Income for such Earn-Out Year, as set forth in Section 3.2(E) below, resulting in an Annual Earn-Out Payment for such Earn-Out Year less than the maximum Annual Earn-Out Payment for such Earn-Out Year, then BM and BMM shall have an opportunity to earn the amount of such Annual Earn-Out Payment not earned (the "Earn-Out Shortfall") in the succeeding Earn-Out Year (or, if the Earn-Out Shortfall relates to the final Earn-Out Year, then in the twelve month period commencing April 1, 2001) (the "Succeeding Earn-Out Year") as follows: a percentage of the Earn-Out Shortfall shall be payable, together with the Annual Earn-Out Payment for the Succeeding Earn-Out Year, equal to the percentage (not less than 0% and not more than 100%) determined by dividing (a) the amount by which the (1) Operating Income for the Succeeding Earn-Out Year less the amount, if any, by which Threshold Operating Income for the Earn-Out Year in which the Earn-Out Shortfall occurred exceeded Operating Income for such Earn-Out Year, exceeds (2) Maximum Operating Income for such Succeeding Earn-Out Year, by (b) the amount by which Maximum Operating Income for the Earn-Out Year in which such Earn-Out Shortfall was created exceeded Operating Income for such Year. For purposes of this Section 3.2(D)(iii), if there exists an Earn-Out Shortfall in the final Earn-Out Year, then Maximum Operating Income for the year commencing April 1, 2001, shall be $55.12 million and, if Operating Income for such year exceeds $55.12 million, the Earn-Out Shortfall or, portion thereof, payable hereunder shall be paid on or before June 30, 2002. In no event can any Earn-Out Shortfall be earned hereunder in any year subsequent to the Succeeding Earn-Out Year.

          (E) Threshold Operating Income and Maximum Operating Income for each Earn-Out year are as follows:

                      THRESHOLD        MAXIMUM
EARN-OUT              OPERATING       OPERATING
Year Ending in         INCOME          INCOME
-----------------   -------------   -------------

     1999           16.02 million   19.48 million
     2000           19.68 million   27.44 million
     2001           24.12 million   38.89 million

          (F) "Operating Income" for each Earn-Out Year means the net income of the Business (for purposes of this Section 3.2(F), the Business shall mean the Business as conducted by Buyer and the BM Division, including any geographic or product line expansion thereof), (before accounting for any federal and state income taxes payable with respect to such net income), determined in accordance with GAAP applied on a basis consistent with the accounting principles and practices utilized by BM in the preparation of its audited consolidated financial statements prior to the Closing (including the use of gain-on-sale accounting), adjusted as follows:

                (i) there shall be excluded from expenses of the Business, general corporate overhead allocations (except that, Buyer may allocate some reasonable general corporate allocation relating to the services of its senior executives in connection with the efforts of Buyer to pursue synergies between the BM Division and other divisions or Subsidiaries of Buyer) and expenses of Buyer and its Affiliates (including any public company expenses), amortization of goodwill arising from the transactions contemplated herein, or increases in the amount of depreciation and amortization of the Acquired Assets arising from the transactions contemplated herein (including goodwill, depreciation and amortization arising as a result of Earn-Out Payments).

                (ii) there shall be included (without duplication) the following:
                     (a) a credit for all actual interest earned and retained on escrow and trust account balances held.

                     (b) all direct corporate expense allocations to the Business, including without limitation, expenses of Buyer's capital markets group, employee benefits, office rent, legal, accounting and other indirect corporate services utilized by the Business in the ordinary course; provided that, any such costs shall not exceed the amount which would be incurred if equivalent services or resources were purchased from a third party vendor. Such allocation will be made on a basis no less favorable to the Business than similar allocations made to other operating subsidiaries or divisions of Buyer. Buyer agrees to use its reasonable best efforts to provide the BM Division with an annual budget, and, if there are any significant changes therefrom, quarterly updates, regarding the amount of such corporate allocations and allocations of general corporate overhead under clause 3.2(F)(i) above.

                (c) net income (before accounting for any federal and state income taxes payable with respect to such net income), generated by Buyer, or any of its Subsidiaries or divisions other than the BM Division, from the Business. There shall also be included in Operating Income the benefits of synergies which are identifiable and quantifiable on a cost-effective basis, including expense reductions, lower costs of funds and increased income (including securitization profits), achieved by Buyer or any Subsidiary or division of Buyer other than the BM division as a result of the acquisition of the Acquired Assets, whether such synergies are realized in the Business or in other businesses of Buyer. Buyer, through the BM Division, and through its accounting staff and other divisions, shall use reasonable efforts to identify such synergies, and to so advise BM and BMM as such synergies are identified.

         (iii) there shall be excluded the effects of, and no charge shall be made with respect to any, (a) restructuring charges (including severance charges) arising from the acquisition of the Acquired Assets by the Buyer, and
(b) charges related to transaction expenses arising out of this Agreement, including the fees of financial advisors and legal and accounting fees.

          (iv) the effects of the acquisition by Buyer after the Closing of the capital stock or other ownership interest in, or assets of, any other corporation, unincorporated business or other entity engaged in the Business or any business to be included within the BM Division or other new business opportunities (other than loans acquired in the ordinary course of business), shall be included in Operating Income on terms to be mutually agreed by Buyer and BM. The parties agree that the costs of implementing or attempting to implement the expansion of the current business plan of the BM Division towards a national expansion shall not be charged off as expenses against Operating Income, but shall be amortized as capital costs under assumptions to be mutually agreed by Buyer and BM.

          (v) Buyer shall maintain separate financial records for the BM Division and the Business, identifying all transactions in the Business. All net earnings from, generated by or attributed to BM Division and the Business shall be identified on such financial records and used to compute the Earn-Out Payment. BM and BMM shall have access during normal business hours to all financial records of the BM Division and the Business, including any records of Buyer or any Subsidiary or division other than the BM Division relating to the BM Division or the Business.

        (G) In the event that prior to the end of the final Earn-Out Year, (i) Buyer directly or indirectly sells or otherwise transfers to a Person other than an Affiliate of Buyer, all of the assets of the BM Division, or a portion of the assets of the BM Division sufficient to adversely affect projected Operating Income during any Earn-Out Year, (ii) enters into a partnership, joint venture of other agreement with such a Person effectively transferring control of the BM Division, or (iii) there is a Change in Control of Buyer, then Buyer agrees to pay to BM and BMM in cash on the date that such event is effective, a percentage (the "Acceleration Percentage") of the Maximum Annual Earn-Out Payment and the Additional Earn-Out Payment (if such event occurs in the first Earn-Out Year) for the Earn-Out Year in which such event is effective and for any succeeding Earn-out Years without regard for the calculation and formula provided above. The Acceleration Percentage shall be equal to the lesser of (i) Fifty Percent (50%) or (ii) the Historical Percentage (as described below). If such an event closes during the first Earn-Out Year, the Historical Percentage, as applied to the Maximum Annual Earn-Out Payment, would be equal to the percentage of the Maximum Earn-Out Payment which would have been payable with respect to the first Earn-Out Year calculated by annualizing the Earn-Out Year to date Operating Income of the BM Division as of the date of closing of such event. A similar calculation shall be applied to the Additional Earn-Out Payment using the percentage of the Additional Earn-Out Payment which would have been payable with respect to the first Earn-Out Year, based upon annualized Loan Originations of the BM Division as of the closing date of such event. For an event closing in the second or third Earn-Out Years, the Historical Percentage would be equal to the percentage of the Maximum Annual Earn-Out Payment earned in the previous Earn-Out Year. Upon payment of the amount provided in this clause 3.2(G), the terms of this Section 3.2 shall continue in full force and effect, provided that, any payment made hereunder shall reduce each of the remaining Annual Earn-Out Payments and the Additional Earn-Out Payment (if such event occurs in the first Earn-Out Year) otherwise owed under this Section 3.2 by the applicable Acceleration Percentage. For example, if such an event during the second Earn-Out Year, and the Acceleration Percentage as applied to the Annual Earn-Out is 40%, Buyer shall pay to BM and BMM $6,000,000, representing 40% of the remaining Earn-Out Payments, and the maximum Annual Earn-Out Payment for each of the last two Earn-Out Years shall be reduced to $4,500,000, representing a 40% reduction in the maximum Earn-Out Payment. In no event will BM and BMM be required to repay any amounts paid hereunder. If the event triggering the provision arises under Section 3.2(G)(i) or (ii), and BM so requests in writing to Buyer, Buyer shall require as a condition to such transaction that the acquirer or transferee assume the rights and obligations of Buyer under this Section 3.2 and, upon the payment by Buyer of the amounts provided for under this Section 3.2(G), and the closing of such transaction and the assumption of such rights and obligations by the acquirer, the obligations of Buyer under this Section 3.2 shall terminate. If such event materially affects projected Operating Income of the Business, BM, BMM and Buyer, or its successor in interest, shall negotiate to reach agreement on revised Threshold Operating Income and Maximum Operating Income numbers reflecting the impact of such event. If agreement on such revised numbers can not be reached, the parties agree to arbitrate such disagreement in accordance with the provisions of
Section 3.2(H)(ii) below.

        (H)  (i)   Each Annual Earn-Out Payment shall be determined on the
basis of the Definitive Earn-Out Statement for each Earn-Out Year twenty (20) business days following delivery thereof as provided in this Section 3.2(H), unless BM and BMM shall timely furnish a Statement of Objection (as defined in this Section 3.2(H)) thereto in accordance with this Section 3.2(H). The Annual Earn-Out Payments shall be determined with reference to the financial statements of the Business. Buyer's corporate accounting staff shall prepare quarterly a statement of the Operating Income and the status of the Earn-Out Payments (the "Business Statements"). Business Statements for each quarterly period of each Earn-Out Year shall be delivered to BM and BMM within ten (10) days after completion and in any event within thirty (30) days after the end of each quarter; provided that if the quarterly period is a fiscal year-end, such Business Statements shall be delivered concurrently with the Preliminary Earn-Out Statement as provided in Section 3.2(A) above.

          (ii) If BM and BMM have any objections to a Definitive Earn-Out Statement or to the calculation of the Additional Earn-Out Payment, or have any objections as described in Section 3.2(H)(iii) below, they shall deliver a reasonably detailed statement describing their objections to Buyer, including, with respect to objections under Section 3.2(H)(iii), a reasonably detailed statement describing the nature of the alleged action or failure to act by the Buyer and BM's and BMM' s contention as to the monetary effect thereof on said Earn-Out Payment, within twenty (20) business days after receiving the Definitive Earn-Out Statement in question, or, in the case of the Additional Earn-Out Payment, on or before the sixtieth (60th) day following the end of the first Earn-Out Year, (the "Statement of Objection"). BM, BMM and Buyer shall use their reasonable best efforts to resolve any issues timely raised by BM and BMM in a Statement of Objection, within twenty (20) business days after Buyer's receipt of such Statement of Objection. If after the expiration of such period, BM and BMM continue to have any objections to the Definitive Earn-Out Statement or to the calculation of the Additional Earn-Out Payment, they shall confirm in writing such objections (an "Objection Confirmation") within twenty (20) business days thereafter. If an Objection Confirmation is given, the parties shall submit the dispute for resolution to the Los Angeles office of one of the five largest firms of independent certified public accountants, other than Buyer's accountant or Arthur Andersen & Co. (the "Earn-Out Accountant") within ten (10) business days after the end of said twenty (20) day period. If BM and BMM and Buyer do not agree upon the selection of the Earn-Out Accountant, the selection will be made by the Los Angeles office of the American Arbitration Association ("AAA") in accordance with the criteria specified above or, if no such accountant is available or willing to resolve the dispute, the AAA shall select the next largest accounting firm from which a qualified accountant is available in Los Angeles, California. Buyer, and BM and BMM, may submit such information to the Earn-Out Accountant as such party deems relevant on or before the expiration of such period. The Earn-Out Accountant shall, within twenty
(20) business days after appointment is provided herein, render its determination as to the issues raised with respect to Operating Income, Loan Originations in the first Earn-Out Year, the impact on an Earn-Out Payment of the objections raised by BM and BMM under Section 3.2(H)(iii) and/or the amount of an Earn-Out Payment, and the amount so selected shall be final and binding on the Parties. The fees and expenses of the Earn-Out Accountant and the Parties shall be paid by the Party whose determination was not selected, and if neither Party's determination is selected, shall be allocated between the Parties by the Earn-Out Accountant based upon the Earn-Out Accountant's determination of the extent to which its final determination of the amount of such Earn-Out Payment was reflective of their respective positions. In making its determination hereunder, the Earn-Out Accountant shall not be required to follow any particular method or rules of procedures, but shall adopt such procedures as it believes will be most conducive to a prompt, practicable and fair determination of the issues, consistent with the terms of this Agreement.

         (iii) In addition to the right of BM and BMM to object to the calculation of Earn-Out Payments, BM and BMM shall have the rights provided in this paragraph. If the amount of an Annual Earn-Out Payment or the Additional Earn-Out Payment set forth in a Definitive Earn-Out Statement, with respect to an Annual Earn-Out Payment, or as determined in Section 3.2(D)(ii) above with respect to the Additional Earn-Out Payment, is less than the maximum such Earn-Out Payment, BM and BMM may give written notice to Buyer of their belief: (a) that an action or failure to act by the Buyer occurred which was either (x) in compliance with a recommendation of the Operating Committee which recommendation specifically sets forth in writing that the action or decision proposed therein is, in the judgment of the Operating Committee, in the best interests of the Business but is one which the Operating Committee reasonably believes will have an adverse impact on the ability of BM and BMM to maximize any Earn-Out Payment, or (y) not in compliance with a reasonable recommendation of the Operating Committee, which action or failure to act was identified as not so in compliance by BM and BMM to Buyer in writing within fifteen (15) business days after such action or failure to act, (b) that regardless of whether or not such action or failure to act was reasonable, such action or failure to act has caused the amount of such Earn-Out Payment to be less than the amount which would have been payable if the Buyer had acted or failed to act in a manner which would have maximized the Earn-Out under clause (x) above, or in accordance with the recommendation of the Operating Committee under clause (y) above, and (c) of the amount by which the applicable Earn-Out Payment was so impacted. If Buyer agrees with said objections, then the amount of the applicable Earn-Out Payment shall be increased accordingly. If the Parties do not agree on the impact on the Earn-Out Payment of such actions or failure to act, then the Parties agree to resolve such issue in accordance with Section 3.2(H)(ii) above. Notwithstanding the foregoing, the Parties agree that the failure of Buyer to approve a proposal by the Operating Committee to: (a) acquire another entity, (b) materially change the finance procedures utilized by the BM Division, (c) increase the capital expenditures of the BM Division beyond an amount equal to seven percent (7%) of the then existing budget for the BM Division, or (d) take any material action outside of the Ordinary Course of Business except with respect to the realization of synergies discussed by the Parties or as approved in the annual business plan, shall not give rise to a right of BM and BMM to object under this
Section 3.2(H)(iii).

          (I)    Board of Directors and Operating Committee.
                 ------------------------------------------



                (i) Governance. During the Earn-Out Period, Buyer agrees to grant PAN, and so long as Buyer employs TDB, TDB, observer rights for such period to attend all meetings of the Buyer B oard, and committee meetings thereof, and to receive copies of all information concerning or affecting the Business made available to directors of Buyer.

     During the period ending on payment of the final Earn-out Payment, Buyer agrees to operate the Acquired Assets and conduct the Business as the BM Division using the name "Bankers Mutual," to the extent legally permitted to do so, and unless sold or transferred in a transaction subject to Section 3.2(G). Buyer agrees to use its reasonable efforts to realize synergies between the BM Division, the Business and other businesses and activities of Buyer, and to manage the BM Division in a manner which provides BM and BMM with full opportunity to achieve the maximum Earn-Out Payments.

     CRC, JAC, MAK, TDB, and VLM (collectively, the "Executives") will be party to the Employment Agreements with Buyer An important factor in the acquisition of the Acquired Assets is the desire to obtain the services of the Executives. Following the Closing, and until the termination of the Earn-Out Period, Buyer shall maintain an "Operating Committee" which shall consist of those Executives who are actively employed by Buyer and such other persons as shall be appointed to the Operating Committee by the Buyer Board; provided that, a majority of the Operating Committee shall consist of Executives.

          The Operating Committee shall make recommendations to the Buyer Board, or to a committee or individual designated by the Buyer Board to make such decisions, regarding the business policies, practices, procedures and strategies of Buyer and the Business, including the following:


                     (a) adoption of an annual business plan or changes thereto,

                     (b) introduction of new products and strategic ventures,

                     (c) entry into new geographic markets,

                     (d) hiring and terminating employees and determining
                      commission

                     (e) sales and marketing strategy, including geographic
                      expansion and product line expansion,

                     (f) pricing and credit policies and practices,

                     (g) finance (including treasury and balance sheet
                      management),

                     (h) matters involving the selection and implementation of
                      material items of MIS systems hardware and software,

                     (i) matters relating to compliance with laws and
                      regulations applicable to Buyer,

                     (j) acquisitions of other entities,

                     (k) capital expenditures, and

                     (l) material transactions outside the Ordinary Course of
                      Business.


Approval of any such recommendations shall be within the sole discretion of the Buyer.



                                   ARTICLE 4

                                  THE CLOSING


     4.1  Closing.  The closing of the transactions contemplated by this
          -------
Agreement (the "Closing") shall take place on or as soon as practicable after March 31, 1998 or such other date as is mutually agreed upon in writing by the parties hereto and upon which all of the conditions to Closing have been satisfied or waived (the "Closing Date"). The Closing shall take place at the offices of Falk & Sharp, a Professional Corporation, 660 South Figueroa Street, Suite 1600, Los Angeles, California 90017.


     4.2  Closing Deliveries.  At the Closing:
          ------------------


            (A)  BM and BMM shall deliver to Buyer:

                     (i) good and sufficient duly executed bills of sale and instruments of conveyance and assignment, dated the Closing Date, transferring to Buyer all of their right, title and interest in and to the Acquired Assets together with possession of the Acquired Assets;

                     (ii) a copy of resolutions of the Board of Directors of and BM and BMM and of the Shareholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and a certificate of the Secretary or an Assistant Secretary of BM and BMM, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

                    (iii) such other documents, including officers' certificates and opinions of counsel (including a Section 1445 affidavit) as may be required under this Agreement or as Buyer or its counsel may reasonably request.


            (B)  Buyer shall deliver:

                     (i) the Purchase Price deliverable to BM and BMM at Closing in the manner set forth above;

                     (ii) to BM and BMM good and sufficient duly executed instruments of assumption and assignment, dated the Closing Date, pursuant to which the Buyer shall assume the contractual obligations, including payment, performance and discharge, when due, of the Assumed Liabilities, to be assumed by Buyer under this Agreement;

                    (iii) the Employment Agreements to TDB, CRC, MAK, JAC and VLM, and the PAN Strategic Advisor Agreement to PAN duly executed by Buyer;

                     (iv) to BM and BMM a copy of resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, and a certificate of its Secretary or an Assistant Secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

                     (v) such other documents including officers' certificates and opinions of counsel as may be required by this Agreement or reasonably requested by BM or BMM or their counsel.


            (C) TDB, CRC, MAK, JAC and VLM shall deliver their respective duly executed Employment Agreements and PAN shall deliver his duly executed PAN Strategic Advisor Agreement to Buyer;

            (D) BM, BMM, TDB, CRC, MAK, JAC, VLM and PAN shall deliver their respective duly executed Noncompetition Agreements to Buyer; and

            (E) MAK and each of the Parties shall have delivered to each other the Acknowledgment and Agreement, in the form of Exhibit D.


     4.3  Nonassignability.  To the extent that any of the Contracts or Permits
     ---  ----------------
or any claim, right or benefit arising thereunder or resulting therefrom (a "Right"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof unless and until such approval, consent or waiver has been obtained. To the extent that any of the approvals, consents or waivers referred to above has not been obtained as of the Closing, BM and BMM and Buyer shall, during the remaining term of such Right,
(i) use reasonable efforts to obtain the necessary consent, approval or waiver of any such third party; (ii) for so long as BM and/or BMM remains in existence, to the extent reasonably practicable, enter into lawful alternative arrangements to provide the benefits of such Right to Buyer (provided that such arrangements do not cause BM and BMM to incur any material unreimbursed loss or expense or be exposed to any material liability); and (iii) to the extent legally permitted, BM and BMM shall enforce, at the request of Buyer and at Buyer's expense and for its account, any rights of BM or BMM arising from such Right against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Right in accordance with the terms thereof).


                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF BM AND BMM


     BM and BMM, jointly and severally, represent and warrant to Buyer as follows:

     5.1 Ownership of BM and BMM. All of the outstanding shares of BM and BMM
         -----------------------
are, and, except for any issuance of shares to MAK, will at Closing be, owned by the Shareholders, free and clear of all Liens except for those arising under those certain Employee Stock Purchase and Shareholders' Agreement (the "Shareholders' Agreement") by and among BM and the Shareholders and by and among BMM and the Shareholders.

     5.2  Organization.  Each of BM and BMM is a corporation duly organized,
          ------------
validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to own and/or lease all of its properties and assets, and to carry on its Business as now being conducted.
Each of BM and BMM is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its Business requires such qualification, except for those jurisdictions where the failure to so qualify would not have a Material Adverse Effect on BM. Neither BM nor BMM has any Subsidiaries, directly or indirectly controls any other corporation or business entity, owns or controls any material shares of stock, partnership interest or other securities of any corporation or business entity, has any investment in, or has outstanding any material advance of cash or other extension of credit to, any Person.

     5.3  Authority; Non-Contravention. This Agreement constitutes the valid and
          ----------------------------
binding obligations of BM and BMM, and the Shareholders, to the extent of their obligations hereunder, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors or by general equitable principles. This Agreement has been approved by the Boards of Directors and Shareholders of BM and BMM. Each Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver and to perform his obligations under this Agreement and the other agreements provided for herein to be executed by him. Subject to receipt of the consents and approvals described in Section 5.4, neither the execution and delivery of this Agreement by BM, BMM or the Shareholders nor the consummation of the transactions contemplated hereby does or would after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the Articles of Incorporation or the Bylaws of BM or BMM, (ii) conflict with, result in a breach of, constitute a material default under, or violate any Legal Rule applicable to BM or BMM, except for conflicts, breaches, defaults or violations which individually or in the aggregate would not have a Material Adverse Effect on BM; (iii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, cancel or refuse to perform under, or require any notice under any material agreement, contract, commitment, license, lease, instrument or other arrangement, including any express or implied warranty, to which BM, BMM or any Shareholder is a party or by which any of them is bound or to which any of their assets is subject except for conflicts, breaches, defaults or violations which individually or in the aggregate would not have a Material Adverse Effect on BM; or (iv) result in the creation of, or give any party the right to create, any Lien or other rights upon any right, property or asset of BM or BMM.

     5.4  No Consents.  No permit, consent, approval, novation, authorization or
          -----------
other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the actions of each of the Shareholders and BM and BMM contemplated hereby, or, to the Knowledge of BM and BMM, to permit Buyer to continue, in all material respects, to conduct the Business as currently conducted by BM and BMM following the purchase of the Acquired Assets by Buyer pursuant hereto, except for the filing of a notification report under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and the consent of the California Department of Real Estate, FNMA, Freddie MAC, Nationsbanc, BM's and BMM's warehouse lenders, Investors, lessors under leases pursuant to which BM leases real property and certain state licensing agencies as set forth on
SCHEDULE 5.4 (collectively, the "Consents").

     5.5  Financial Statements.  BM and BMM have delivered to Buyer the
          --------------------
following financial statements (collectively, the "BM Financial Statements"):

            (A) the audited balance sheets and the related audited statements of income and changes in stockholders' equity and cash flow as of and for each of the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 (the "Most Recent Fiscal Year End") for BM and BMM, and (B) the unaudited balance sheet and statement of income and changes in stockholders' equity and cash flow for BM and BMM (the "Most Recent Financial Statements"), in each case as of and for the nine (9) months ended September 30, 1997 (the "Most Recent Fiscal Month End").

     The BM Financial Statements (including the notes thereto) have been, and the audited balance sheets and related audited statements of income and changes in stockholders' equity for BM and BMM for the year ended December 31, 1997, (the "1997 BM Financial Statements") when delivered to Buyer prior to Closing, will be, prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as noted in the notes to the BM Financial Statements), and present fairly the financial condition of BM and BMM as of such dates and the results of operations of BM and BMM for such periods, except, with respect to the BM Financial Statements for the Most Recent Fiscal Month End, for normal recurring year-end adjustments which are not material in the aggregate and the absence of notes (which, if presented, would not differ from those included in the BM Financial Statements for the Most Recent Fiscal Year End). The balance sheet of BM at December 31, 1996 is hereinafter referred to as the "BM Balance Sheet." The balance sheet of BMM at December 31, 1996 is referred to herein as the "BMM Balance Sheet". BM and BMM will at Closing have sufficient cash to operate the Business in the manner heretofore operated by BM and BMM.


     5.6  Absence of Undisclosed Liabilities.  To the Knowledge of BM and BMM,
          ----------------------------------
as of the date hereof, neither BM nor BMM has any liability or financial obligation, whether accrued, absolute, contingent or otherwise, and known or unknown (a "Liability", and, collectively, "Liabilities"), except for Liabilities which will not result in an Material Adverse Effect on BM, that was not fully reflected or reserved against in the BM Balance Sheet or BMM Balance Sheet or disclosed in the accompanying notes thereto except for liabilities incurred in the Ordinary Course of Business since December 31, 1996. When audited balance sheets for BM and BMM at December 31, 1997 are delivered to Buyer prior to Closing, the foregoing representation shall apply to such balance sheets and the date set forth above shall be changed from December 31, 1996, to December 31, 1997.


     5.7  Legal Compliance.  Each of BM and BMM is, and at all times prior to
          ----------------
the date hereof has been, in compliance with all Legal Rules applicable to it, except for possible violations which would not have a Material Adverse Effect on BM, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or is pending, or to the Knowledge of BM and BMM, threatened against BM, BMM or any Shareholder alleging any failure to so comply. Each of BM and BMM has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Business ("BM Permits"), all of which are valid and effective, except for those which, if not obtained and valid and effective, would not have a Material Adverse Effect on BM, and neither BM nor BMM is in violation of any BM Permit in any material respect which would have a Material Adverse Effect on BM. No notice has been issued and no investigation or review is pending or, to the Knowledge of BM and BMM, threatened by any Governmental Entity, with respect to (i) any alleged violation of or non-compliance with any Legal Rule by BM or BMM, or (ii) any alleged failure by BM or BMM to have all necessary BM Permits, where such notice, investigation, review or alleged violation, non-compliance or failure would have a Material Adverse Effect on BM.

     5.8  Title to Acquired Assets.  Except as disclosed in the Most Recent
          ------------------------
Financial Statements, each of BM and BMM is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good title to, or a valid leasehold or license interest in, all of the material Acquired Assets (real, personal and fixed, tangible and intangible), free and clear of any and all Liens other than Permitted Liens. As used herein, "Permitted Liens" means
(i) liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate and actual reserves have been established in accordance with GAAP (applied on a consistent basis and consistent with prior practice) and are reflected on the Most Recent Financial Statements, (ii) inchoate mechanics' liens with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and (iii) other Liens arising in the Ordinary Course of Business, which would not, in the aggregate, have a Material Adverse Effect on BM or would not materially detract from the value or utility of BM's or BMM's assets and which do not secure obligations for borrowed money. Each material tangible Acquired Asset in good repair and operating condition, subject to ordinary wear and tear, and is either adequate for the purposes for which it presently is being used or is contemplated to be replaced or upgraded pursuant to BM's or BMM's 1998 budget now in force. Except for the Excluded Assets, the Acquired Assets comprise all material assets employed by BM and BMM in their operation of the Business.

     5.9  Contracts.  SCHEDULE 5.9 and SCHEDULE 5.16 hereto list the following
          ---------
contracts and other agreements, except for contracts and agreements which are Excluded Assets or Excluded Liabilities, to which, as of the date hereof, BM or BMM is a party or under which BM or BMM has or may acquire rights or may become subject to any liability or obligation or by which BM, BMM or any of their assets may become bound:

            (A) each contract and other similar agreement that: (i) has been a source of loan funds for any financing arranged by BM or BMM and which closed after December 31, 1996 or (ii) is with an entity which owns a loan portfolio serviced by BM or BMM, (iii) which permits BM or BMM to underwrite loans with a contractual commitment by the other party to purchase said loans, or (iv) authorizes BM or BMM to act as a seller/servicer;

            (B) each agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

            (C) each agreement (or group of related agreements) for the purchase of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which (i) will extend over a period of more than one year (ii) will result in a loss to BM or BMM in excess of $25,000, or (iii) involves consideration in excess of $25,000;

            (D) each agreement concerning a partnership or joint venture involving a share of profits, losses, costs or liabilities by BM or BMM with any other Person;

            (E) each agreement (or group of related agreements) under which BM or BMM has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has granted a Lien in any of its assets, tangible or intangible;

            (F) each agreement binding BM, BMM or any Shareholder with respect to confidentiality or non-competition except for confidentiality agreements with borrowers or prospective borrowers;

            (G) each agreement, which will survive the Closing, with any Shareholder or any of his Affiliates or any director, officer or employee of BM or BMM involving in excess of $15,000;

            (H) each collective bargaining agreement;

            (I) each agreement which will survive the Closing for the employment or other engagement of any individual on a full time, part time, consulting or other basis and which provides either annual compensation or severance benefits in excess of $25,000;

            (J) each agreement under which BM or BMM has advanced or loaned any amount in excess of $1,000 to any of the directors, officers, employees or independent contractors of BM or BMM; and

            (K) each other agreement (or group of related agreements) which is not terminable at will by BM or BMM prior to or after the Closing without prior notice and without payment of any amount or other penalty, pursuant to which BM or BMM is or may become subject to any obligation or liability in excess of $50,000, or the performance of which involves consideration in excess of $50,000.

BM and BMM have delivered to Buyer a correct and complete copy of each written agreement listed on SCHEDULE 5.9 (as amended to date). With respect to each such agreement (and each agreement required to be disclosed in supplementation of SCHEDULE 5.9 pursuant to Section 8.10): (A) to the Knowledge of BM and BMM, each such agreement is, in all material respects, valid, binding, enforceable and in full force and effect, (B) subject to the rights of other parties thereto to terminate the agreement, to the Knowledge of BM and BMM, will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following consummation of the transactions contemplated hereby,
(C) neither BM nor BMM is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default by BM or BMM, or permit termination, modification or acceleration by any other party under the agreement and, to the Knowledge of BM and BMM, no other party is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration by BM or BMM under the agreement, (D) neither BM nor BMM has and, to the Knowledge of BM and BMM, no other party has, repudiated any provision of the agreement, and (E) neither BM nor BMM has received any notice that the other party to the agreement intends to exercise any termination rights with respect to the agreement.

     5.10  Real Property.  Neither BM nor BMM owns, of record or beneficially,
           -------------
any right, title or interest in any real property (including without limitation any easement, license or right-of-way) or any asset consisting of realty, including appurtenances, improvements or fixtures, nor has it previously owned, any right, title or interest in any real property other than (i) leasehold interests of BM pursuant to those leases set forth on SCHEDULE 5.10, and (ii) in connection with loans with respect to which BM or BMM has a commitment pursuant to which a third party has agreed to purchase such loans. Neither BM nor BMM is a fiduciary as to any real property and no purchase of real property has been effected by or through BM or BMM by any separate account or commingled fund.

     5.11  Tax Matters.
           -----------

            (A) (i) Each of BM and BMM has timely filed all Tax Returns that it was required to file, except where the failure to file a Tax Return would not have a Material Adverse Effect on BM, which Tax Returns were correct and complete in all material respects, (ii) all Taxes owed by BM or BMM (whether or not shown on any Tax Return) have been paid timely except where the failure to pay Tax would not have a Material Adverse Effect on BM, (iii) neither BM nor BMM is currently the beneficiary of any extension of time within which to file any Tax Return, and (iv) no written claim has ever been made by an authority in a jurisdiction where BM or BMM does not file Tax Returns that BM or BMM is or may be subject to taxation by that jurisdiction.

            (B) BM and BMM have delivered to Buyer true, correct and complete copies of all income Tax Returns filed since 1991. BM and BMM have made available to Buyer true, correct and complete copies of all other Tax Returns of BM and BMM. None of BM's nor BMM's Tax Returns nor, with respect to BM or BMM, the Tax Returns of any of the Shareholders, has been audited or otherwise examined or been the subject of any administrative or judicial proceeding, except that there is currently in process an audit of the Tax Returns of BM and BMM by the California Franchise Tax Board for the years ending December 31, 1993, and December 31, 1994. BM and BMM have made available to the Buyer all correspondence, files and other materials relating to such audit. Neither BM nor BMM at any time has been subject to a deficiency or other Tax assessment or proposed assessment.

            (C) Neither BM nor BMM has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither BM nor BMM has made any payments, nor is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it or any other party to make any material payments, that will not be deductible under Section 280G of the Code. Neither BM nor BMM is a foreign person within the meaning of the Code, and each of BM and BMM shall furnish Buyer an affidavit pursuant to Section 1445(b)(2) of the Code, stating, under penalty of perjury, its taxpayer identification number and that it is not a foreign person. Neither BM nor BMM (i) is a party to any agreement, providing for the sharing, allocation or indemnification of Taxes,
(ii) has been a member of an Affiliated Group filing a consolidated federal (or analogous state or local) income Tax Return or (iii) has any liability for Taxes of any Person (other than itself) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or (iv) is a partner in a partnership, joint venture or other entity taxed as a partnership for income Tax purposes.

            (D) Since June 1, 1988, BM has been, and BMM is and has been since its inception and all times during its existence, a validly electing S Corporation within the meaning of sections 1361 and 1362 of the Code and under any corresponding provisions of applicable law in jurisdictions where it files Tax Returns. None of BM, BMM or the Shareholders has control of Buyer within the meaning of Section 304(c) of the Code, and, at all times prior to, and immediately after, the Closing Date (or such later date when all transfers of Acquired Assets to Buyer pursuant hereto have been made and BM's and BMM's obligations under Sections 4.3 and 11.2(F), if any, shall have been satisfied), none of BM, BMM or the Shareholders will have control of Buyer within the meaning of Section 304(c) of the Code.


            (E) None of BM, BMM or the Shareholders is related to the Buyer within the meaning of and for purposes of Section 197(f)(9) of the Code, and, at all times prior to, and immediately after, the Closing Date (or such later date when all transfers of Acquired Assets to Buyer pursuant hereto have been made and BM's and BMM's obligations under Sections 4.3 and 11.2(F), if any, shall have been satisfied), none of BM, BMM or the Shareholders will be related to Buyer within the meaning of Section 197(f)(9) of the Code.





     5.12  Intellectual Property.
           ---------------------

          (A) Except for any license implied by the sale of common software programs with a value of less than $100,000 under which BM or BMM is the licensee, SCHEDULE 5.12 lists all material Intellectual Property used in connection with or necessary for the operation of the Business and all agreements relating to Intellectual Property to which BM or BMM is a party. Except with respect to the name " Bankers Mutual," as to which BM and BMM only represent that they have the right to use such name in the Business in the State of California, BM and/or BMM is the owner of all right, title and interest free and clear of all Liens or has the right to use pursuant to license, sublicense, agreement or permission ("License") all such Intellectual Property. Each material item of Intellectual Property owned or used by BM or BMM immediately prior to the Closing hereunder will be owned or available for use by Buyer following the Closing. Each of BM and BMM has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses and has never granted any License or similar right to any third party (other than its Affiliates and employees) with respect to such Intellectual Property except for BM's granting the right to use the "Bankers Mutual" name to BMM.

            (B)  With respect to the Intellectual Property listed on SCHEDULE
5.12 and except as otherwise disclosed therein (i) all registrations with and applications to Governmental Entities in respect of Intellectual Property owned by BM or BMM are valid and in full force and effect, and (ii) to the Knowledge of BM and BMM, neither BM nor BMM is in default (and with the giving of notice or lapse of time or both, will not be in default) in any material respect under any License to use such Intellectual Property.

            (C) Neither BM nor BMM has interfered with, infringed upon, misappropriated, or otherwise come into conflict, in any material respect, with any Intellectual Property rights of any party from whom BM or BMM has obtained the right to use Intellectual Property pursuant to license, sublease, agreement or permission or, to the best Knowledge of BM and BMM, any other third party. Neither BM nor BMM has ever received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that BM or BMM must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of BM and BMM, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of BM or BMM.

            (D) BM or BMM is the owner of all right, title and interest in and to the name "Bankers Mutual," free and clear of all Liens. There are no agreements, obligations or undertakings (whether written or oral and whether express or implied) relating to the BM Name to which BM, BMM or any Shareholder is a party or is bound and, to the Knowledge of BM and BMM, no other party has granted rights of any kind to any third party, expressly or implied, relating to the BM Name, except for BM's granting to BMM the right to use such name.

     5.13  Accounts Receivable.  All of the accounts receivable of BM or BMM
           -------------------
shown on the balance sheets included in the Most Recent Financial Statements, the BM Balance Sheet or the BMM Balance Sheet or arising thereafter arose in the Ordinary Course of its Business. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of BM and BMM which is consistent with past practice and in accordance with GAAP (applied on a consistent basis throughout the period involved).

     5.14  Debt Instruments.  Except in connection with loans for which BM or
           ----------------
BMM acts solely as a loan servicer, SCHEDULE 5.14 hereto lists all debentures, notes, mortgages, indentures, guarantees, capitalized leases or other instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, in each case to which BM or BMM is currently a party, has or may acquire rights or may become subject to any liability or obligation or by which it or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound. Except as set forth on
SCHEDULE 5.14, neither BM nor BMM is a guarantor or otherwise liable for any liability of any other Person. BM and BMM have delivered to Buyer true and complete copies of all instruments listed on SCHEDULE 5.14.

     5.15  Litigation.  As of the date hereof, (A) there is no suit, action,
           ----------
hearing, claim or litigation, or legal, administrative, arbitration or other proceeding pending or, to the Knowledge of BM and BMM, threatened, nor to the Knowledge of BM and BMM, any investigation pending or threatened against or affecting, BM or BMM, or any of their respective property or assets, before any Governmental Entity which would have a Material Adverse Effect on BM or on the execution, delivery or enforceability of this Agreement, and (B) there is no judgment, decree, injunction, ruling, award, charge, order or writ of any Governmental Entity or other Person outstanding against, binding upon or involving BM or BMM, the Business or, the Shareholders or any directors or officers of BM or BMM in their capacity as such. None of the Shareholders, or BM or BMM, nor, to the Knowledge of BM and BMM, any of BM's or BMM's directors, officers or employees is currently charged with, or is currently under investigation with respect to, any violation of any provision of any Legal Rule in respect of the Business.

     5.16  Employment Agreements.  Except as set forth on SCHEDULE 5.16: (A) no
           ---------------------
contract, agreement, arrangement, commitment, understanding or promise which will not be terminated without liability to BM or BMM prior to the Closing obligates BM or BMM to hire, employ or engage any Person, whether as an employee, consultant, independent contractor or otherwise; (B) neither BM, BMM nor any Shareholder has entered into any contract, agreement, arrangement, commitment, understanding or promise containing covenants limiting the right of BM or BMM or any of their officers to compete in any business or with any Person or limiting the right of BM's or BMM's employees to compete in the commercial mortgage banking business; (C) except for agreements which are part of the Excluded Liabilities, neither BM nor BMM has any policy, plan, arrangement or agreement providing for severance payments to terminated employees which will survive the Closing; and (D) , except for agreements, arrangements, plans or policies which are Excluded Liabilities, there are no policies, plans, arrangements, agreements of BM or BMM with respect to payments or other rights upon any change in control of BM or BMM.

     5.17  Labor Matters.  Each of BM and BMM is, and at all times prior to the
           -------------
date hereof has been, in compliance with all Legal Rules related to employment except where the failure to so comply would not have a Material Adverse Effect on BM. There are no material controversies pending nor, to the Knowledge of BM and BMM, any basis for any such controversies, between BM or BMM and any of their past or present employees, which controversies have had or may have a Material Adverse Effect on BM. To the Knowledge of BM and BMM, no executive, key employee, or group of key employees has any plans to terminate employment with BM or BMM. Neither BM nor BMM is bound by any collective bargaining agreement or has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes or, to the Knowledge of BM and BMM, has committed any unfair labor practice. To the Knowledge of BM and BMM, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of BM or BMM.

     5.18 Employee Benefit Plans.
          ----------------------

            (A) Except as set forth in SCHEDULE 5.18 (collectively, the "BM Plans"), none of BM or its ERISA Affiliates has, during the period from January 1, 1995 through the Closing, sponsored, maintained, been a party to, contributed to, or been obligated to contribute to any Employee Benefit Plan, nor does BM or any of its ERISA Affiliates have an liability, contingent or otherwise, with respect to any Employee Benefit Plan other than those set forth on SCHEDULE
5.18. BMM has no Employee Benefit Plans except for stock options issued under the Shareholders' Agreements.

            (B) Prior to and including the Closing, neither BM, nor its ERISA Affiliates has sponsored, been a party to, been obligated to contribute to, terminated, suspended, discontinued contributions to, or withdrawn from any Multiemployer Plan or any Employee Pension Benefit Plan which is or was a defined benefit plan or which is or was subject to Code Section 412 or Title IV of ERISA.

            (C) BM and BMM have provided to Buyer (i) complete and accurate copies of all written instruments pursuant to which each BM Plan has been maintained during the three-year period ending on the Closing Date; (ii) if no such written instrument exists, a description of such BM Plan; (iii) any agreements or contracts pursuant to which custody, funding or administrative services have been provided to BM Plans within the three-year period ending on the Closing Date; (iv) all reports or disclosures required to be filed with government agencies or distributed to participants by Part 1 of Subtitle B of Title I of ERISA (pertaining to reporting and disclosure) or by provisions of the Code applicable to an BM Plan (including fringe benefit plan reporting as required by Code Section 6039D) within the three-year period ending on the Closing Date; (v) with respect to each BM Plan that is intended to qualify under
Section 401(a) of the Code, the most recent opinion or determination letter concerning the plan's qualification under Section 401(a) of the Code, as issued by the Internal Revenue Service and any as yet unadopted amendments which are required by such determination letter or opinion letter; and (vi) any handbook, manual, policy statement, administrative committee minutes or similar written guidelines pertaining to one or more of the BM Plans.

            (D) With respect to each BM Plan (i) the applicable reporting, disclosure and record retention requirements set forth in Part 1 of Subtitle B of Title I of ERISA and any filing requirements under the Code, including
Section 6039D thereof, have been met on a timely basis in all material respects, and (ii) there has been no material violation of Title I, Subtitle B, Part 4 of ERISA (pertaining to fiduciary responsibility) nor any excise tax which may become due under, or any material violation of, Code Section 4975(c).

            (E) Each BM Plan that is intended to qualify under Section 401(a) of the Code meets in all material respects all requirements for qualification under Section 401(a) of the Code and the regulations thereunder and has received a determination letter from the IRS that it is so qualified. Each such BM Plan has been administered in all material respects in accordance with its terms and the applicable provis ions of ERISA and the Code and the regulations thereunder and in accordance with the plan's terms. No application for determination with the Internal Revenue Service is pending with respect to any BM Plan intended to qualify under Section 401(a) of the Code.

            (F) Neither BM nor any of its ERISA Affiliates has at any time prior to and including the Closing Date any liability to the PBGC, to any Multiemployer Plan, to any trustee or to any plan participant under Title IV of ERISA.

            (G) All contributions, premiums or other payments due from BM or any of its ERISA Affiliates to (or under) any BM Plan have been fully paid or adequately accrued on the books of BM as reflected by the Most Recent Financial Statements. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP (applied on a consistent basis throughout the period involved).

            (H) Each BM Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder, (iii) the health care continuation provisions of COBRA and (iv) any other applicable law.

            (I) Neither BM nor BMM has any obligation to provide medical, life or other welfare benefits to retired or other terminated employees, other than as required by the health care continuation provisions of COBRA.

     5.19  Environmental, Health and Safety.
           --------------------------------

          (A) To the Knowledge of BM and BMM: (i) all BM Real Property and the present and former activities of BM and BMM thereon complies in all material respects with all applicable Environmental, Health and Safety Laws; (ii) none of the operations of BM or BMM is subject to any judicial or administrative proceeding alleging the violation of any Environmental, Health and Safety Law;
(iii) neither BM nor BMM is the subject of any federal, state or local investigation concerning any use, release, discharge or disposal of any Hazardous Substance; (iv) no predecessor-in-title to or former operator of the BM Real Property has filed any notice under any Legal Rule indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a Hazardous Substance into the environment; (v) neither BM nor BMM has any material liability under any Environmental, Health and Safety Law in connection with the transportation, release, discharge or disposal by BM or BMM of any Hazardous Substance into the environment and no release by BM or BMM which could require investigation or remediation has occurred; (vi) none of BM's or BMM's operations on the BM Real Property involves the generation, transportation, treatment, storage or disposal of Hazardous Substances other than in compliance in all material respects with all applicable Legal Rules;
(vii) except in accordance with all Legal Rules, neither BM nor BMM has disposed of any Hazardous Substance in, on or about the BM Real Property or any other location; and (viii) no

Lien in favor of any Governmental Entity for (a) any liability under any Environmental, Health and Safety Law, or (b) damages arising from or costs incurred in response to a release of any Hazardous Substance into the environment has been filed or attached to any of BM's or BMM's interest in the BM Real Property.

            (B) BM and BMM have provided to Buyer with complete and correct copies of (i) all studies, reports, surveys or other materials in any Shareholder's or BM's or BMM's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the BM Real Property or any other location, (ii) all notices or other materials in BM's or BMM's possession that were received from any Governmental Entity having the power to administer or enforce any Environmental, Health and Safety Laws relating to current or past ownership, use or operation of the BM Real Property or activities at the BM Real Property or any other location by BM or BMM and (iii) all materials in BM's or BMM's possession relating to any claim, allegation or action by any private third party under any Environmental, Health and Safety Law with respect to the BM Real Property and any transporter of Hazardous Substances or third party disposal sites used by the transporters.

            (C) To the Knowledge of BM and BMM, (i) no underground storage tanks have been located on the BM Real Property, (ii) no BM Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (iii) no building or other structure constituting part of the BM Real Property contains or contained asbestos. To the Knowledge of BM and BMM, there are and were no incinerators, septic tanks or cesspools on the BM Real Property and all waste from or on the BM Real Property was discharged into a public sanitary sewer system.

     5.20  Absence of Certain Changes.  There has not been any Material Adverse
           --------------------------
Change with respect to BM since the Most Recent Fiscal Year End or the Most Recent Fiscal Month End. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, except as otherwise contemplated by this Agreement or described on SCHEDULE 5.20, each of BM and BMM has conducted its operations in the Ordinary Course of Business and:

            (A) Neither BM nor BMM (i) has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business, (ii) has imposed or created any Liens (other than Permitted Liens) upon any of its assets, tangible or intangible, or (iii) has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) outside the Ordinary Course of Business which obligates BM or BMM for more than $100,000 for any such agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses);

            (B) Neither BM nor BMM has terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) other than pursuant to this Agreement or in the Ordinary Course of Business;

            (C) Except in the Ordinary Course of Business, neither BM nor BMM has (i) made any loan to, or any acquisition of the securities or assets of, any other Person or (ii) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

            (D) Neither BM nor BM has experienced any material damage, destruction or loss (whether or not covered by insurance) of its property, or any strike, work stoppage or slowdown or other similar labor trouble;

            (E) Neither BM or BMM has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the directors, officers or employees of BM or BMM, or taken any such action with respect to any other Employee Benefit Plan other than as described on SCHEDULES 5.9 (Contracts) or 5.16 (Employment Agreements);

            (F) Neither BM nor BMM has made any material change in the employment terms of any of the directors, officers or employees of BM or BMM other than as described on SCHEDULES 5.9 (Contracts) or 5.16 (Employment Agreements); and

            (G) There has not been any arrangement, agreement or commitment by BM or BMM or any of the Shareholders to do any of the foregoing items set forth in Subsections (A) through (F) of this Section 5.20.

     5.21  Insurance.  SCHEDULE 5.21 sets forth a complete list of all policies
           ---------
of insurance to which BM or BMM currently is a party or a beneficiary or named insured except for Mortgage Loan-related insurance policies and (A) all material claims which are pending and (B) all material claims which have been made to the insurers during the three-year period prior to the date hereof. With respect to each material insurance policy maintained by BM or BMM: (A) to the Knowledge of BM and BMM, the policy is legal, valid, binding, enforceable and in full force and effect; (B) to the Knowledge of BM and BMM, subject to the rights of other parties thereto to terminate, the policy will continue to be legal, valid, binding, enforceable and in full force and effect on substantially identical terms immediately following the Closing; (C) neither BM, BMM nor any other party to the policy, is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the policy; (D) no party to the policy has repudiated any provision thereof; and
(E) neither BM nor BMM has received any notice that any insurer under the policy intends to exercise any termination right or fail to renew such policy. Each of BM and BMM has been covered during the past three (3) years through the Closing Date by insurance in type, scope and amount which (i) meet the minimum requirements of any contract, lease or agreement to which BM or BMM is a party and (ii) is customary and reasonable for the business in which it has engaged during such period.

     5.22  Brokers.  Neither BM, BMM nor any Shareholder has any liability,
           -------
directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby or in connection with any sale of all or substantially all of the capital stock or assets of BM or BMM except to Credit Suisse First Boston, whose fees shall be the responsibility of BM.

     5.23  Full Disclosure.  None of the representations and warranties
           ---------------
furnished by or on behalf of BM and BMM to Buyer in writing pursuant to this Agreement or any information contained in the SCHEDULES thereto referred to in this Agreement, contains any untrue statement of a material fact and, does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.



                                   ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                     CONCERNING LOANS AND SERVICING RIGHTS


     BM and BMM, jointly and severally, represent and warrant to the Buyer as follows:

     6.1  Approved Issuer.  BM is a Fannie Mae approved DUS lender in good
          ---------------
standing and is a Fannie Mae and Freddie Mac approved seller/servicer in good standing and an approved originator for Nations Bank. BMM is an approved Fannie Mae and Freddie Mac seller/servicer and approved Nations Bank servicer. Neither BM nor BMM has at any time in the past received notice from any governmental, quasi-governmental or private agency of pending or threatened actions or investigations which would question the status of BM or BMM as an approved lender or issuer as provided in this Section 6.1. To the Knowledge of BM and BMM, no event has occurred which, with the passage of time or the giving of notice, or both, would result in the loss by BM or BMM of its qualification as an approved lender, servicer or issuer as set forth in this Section 6.1 or of BM or BMM or any officer, director or employee of BM or BMM as a contractor or as a Person otherwise permitted to transact business with any governmental, quasi-governmental or private agency.

     6.2  Owned Mortgage Loans and Mortgage Servicing Portfolio.
          -----------------------------------------------------

            (A)  List of Owned Mortgage Loans. BM and BMM will at Closing
                 ----------------------------
provide as SCHEDULE 6.2 a complete and correct list, as of the date thereof, of all BM and BMM Owned Mortgage Loans, the aggregate unpaid principal of each Owned Mortgage Loan and the Investor with respect to each Owned Mortgage Loan.

            (B)  Description of Mortgage Servicing Portfolio.  Set forth on said
                 -------------------------------------------
SCHEDULE 6.2 will be a true and complete list, as of the Closing Date, of each Investor with which BM or

BMM has a Mortgage Servicing Agreement, listing for each such Investor the Investor's name and the aggregate principal amount and number of Mortgage Loans subject to such Mortgage Servicing Agreement. BM or BMM has made available to the Buyer true and complete copies of each Mortgage Servicing Agreement and all amendments, modifications and extensions thereof.

            (C)  Compliance.  Except for matters which will not, in the
                 ----------
aggregate, have a Material Adverse Effect on BM, each Mortgage Loan, the related Loan Documents and Mortgage Loan Files has complied with (i) all Legal Rules applicable to such Mortgage Loan and (ii) the terms of any sales contracts with Investors by which the Mortgage Loans were transferred to the Investors ("Sales Agreements") and any Schedule, statement or certificate furnished to the Investors pursuant to any of the Mortgage Servicing Agreements or the Sales Agreement. Neither BM nor BMM has assumed any obligations with respect to Mortgage Loans not originated by BM or BMM other than non-recourse servicing obligations. Except for matters which will not, in the aggregate, have a Material Adverse Effect on BM, each of BM and BMM has complied with all guidelines, procedures, rules and regulations of its Investors ("Investor Requirements"), and/or state or regulatory authorities relating to the origination, underwriting and servicing thereof which are applicable to BM or BMM. Each Mortgage Loan was at the time of origination substantially in conformance with the underwriting criteria of the applicable Investor, or, to the extent not in compliance, was covered by a written waiver from such Investor or by authority to waive such matter delegated to BM or BMM under the applicable Sales Agreement, which authority was properly exercised in all material respects. To the Knowledge of BM and BMM, there does not exist any liability under any Environmental, Health or Safety Law with respect to any Collateral that would result in a Material Adverse Effect on BM.



            (D)  No Outstanding Charges.  Except for matters which will not, in
                 ----------------------
the aggregate, have a Material Adverse Effect on BM, all Taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents which previously became due and owing with respect to any Collateral for which BM or BMM was responsible have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither BM nor BMM has advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner or an affiliate of such owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required under the Mortgage Loan Documents except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest, and except for customary application and related fees and any escrows or reserves required by the terms of the Loan Documents.

            (E)  Original Terms Unmodified.  Except for matters which will not,
                 -------------------------
in the aggregate, have a Material Adverse Effect on BM, the terms of each Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any material respect from the date of their origination except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved in writing by: (i) the relevant Investor, to the extent required by the relevant Investor requirements; and (ii) the title insurer, to the extent required by the relevant policies, and its terms are reflected in the Loan Documents or the applicable Loan Files. Except as authorized by the applicable Investor or BM's or BMM's agreement with such Investor, neither BM nor BMM has:
(i) subordinated the Lien of any Mortgage Loan to any other Mortgage or Lien or given any other Mortgage or Lien equal priority with the Lien of a Mortgage Loan secured by any of the Collateral; or (ii) executed any instrument of release, cancellation or satisfaction with, in whole or in part, respect to any Mortgage Loan.

          (F)  No Recourse. Except for (a) any recourse arising out of a failure
               -----------
to comply with Investor Requirements (representation as to which is made in Section 6.2(C)), (b) with respect to DUS Mortgage Loans, or (c) for payment of guarantee fees to Fannie Mae in the event of a borrower default under certain Fannie Mae prior approval loans (none of which, to the Knowledge of BM and BMM are in such default), none of the Servicing Rights is subject to recourse against BM or BMM for losses on liquidation of a Mortgage Loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, and neither BM nor BMM has any obligation or recourse to any person to which it may have sold or transferred any Mortgage Loans or Servicing Rights, which rights of recourse, in the aggregate would have a Material Adverse Effect on BM.

          (G)  Condemnation and Casualty. Neither BM nor BMM has Knowledge of
               -------------------------
any material (i) proceeding pending or threatened for partial or total condemnation of any of the Collateral or that all or any part of the Collateral has been or will be condemned or (ii) casualty affecting any portion of the Collateral.

          (H)  Title Insurance.  To the extent required by the applicable
               ---------------
Investor, and except for matters which will not, in the aggregate, have a Material Adverse Effect on BM, each Mortgage Loan and, to the Knowledge of BM and BMM, is (i) insured by an ALTA lender's title insurance policy or other generally acceptable form of title policy or insurance acceptable to the relevant Investor; each such title insurance policy is issued by a title insurer acceptable to the applicable Investor qualified to do business in the jurisdiction where the Collateral is located, and insures the originator and its successors and assigns as to the first priority Lien of the Mortgage in the original principal amount of the Mortgage Loan subject only to those Liens shown on the title policy and approved in writing by the Investor or permitted under the Investor Requirements; and (ii) the applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy.

          (I)  No Payment Defaults.  Except for matters which will not, in the
               -------------------
aggregate, have a Material Adverse Effect on BM, there are no thirty (30) day delinquencies or, to the Knowledge of BM and BMM, any other material defaults under the Loan Documents.

          (J)  Insurance.  Except for matters which will not, in the aggregate,
              ---------
have a Material Adverse Effect on BM: (i) the Collateral securing the Mortgage Loans has been covered by policies of hazard, builders' risk, all-risk property and flood insurance, to the extent required by all applicable Legal Rules or Investor requirements, applicable to the Mortgage Loans, all in the form usual and customary in the industry and all of which are in full force and effect, and all amounts due and payable under each policy have been, or will be, paid prior to the Closing Date. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor requirements;
(ii) neither BM nor BMM has been informed of any uninsured casualty losses to such premises where coinsurance has been, or BM and BMM has reason to believe will be, claimed by the insurance, company or where the loss, exclusive of contents, is greater than the net recovery from the casualty insurance carrier; and (iii) to the Knowledge of BM and BMM, all damage with respect to which casualty insurance proceeds have been received by or through BM or BMM has been repaired or is in the process of being repaired with such proceeds.

          (K)  Escrow Accounts. All escrows required to be maintained pursuant
               ---------------
to the terms of the Mortgage Loans have been maintained by BM or BMM and, to the Knowledge of BM and BMM, all prior servicers, in all material respects accordance with all applicable Legal Rules and the requirements of Investors, and in accordance with the Mortgage Servicing Agreements and the Loan Documents related thereto. BM and BMM have credited to the account of mortgagors all interest required to be paid on any escrow account through the Closing Date. All escrow, custodial, and suspense accounts related to the Owned Mortgage Loans are held in BM's or BMM's name or in the Investor's name by BM or BMM. With respect to escrow deposits and payments which are required to be collected, all such payments are in the possession of, or under the control of, BM or BMM as applicable, and there exist no material deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or other charges or payments due BM or BMM as applicable have been capitalized under any Mortgage or the related Mortgage Note.

          (L)  Title to Owned Mortgage Loans.  BM or BMM has good record title
               -----------------------------
and is the sole owner and holder of legal title to each of the Owned Mortgage Loans, free and clear of all Liens and no other Person has any interest in the Owned Mortgage Loan other than BM's and BMM's warehouse lender and the applicable Investor.

          (M)  Future Advances.  Neither BM nor BMM is under any obligation to
               ---------------
make any future advances of principal under any of the Mortgage Loans. All mortgage amounts that may hereafter be required to be disbursed to the applicable borrower are held in escrow or other reserve accounts with or on behalf of BM or BMM. All agreements to provide future funding from Investors are in full force and effect and neither BM or BMM have no reason to believe that such funding will not be available as and when necessary.

          (N)  Usury.  Except for matters which will not, in the aggregate, have
               -----
a Material Adverse Effect on BM, each of the Mortgage Loans complies with or is exempt from applicable Legal Rules pertaining to usury, and the requirements of all applicable Legal Rules governing consumer credit and truth-in-lending have been complied with respect to each Mortgage Loan.

          (O)  Financing Statements. Except for matters which will not, in the
               --------------------
aggregate, have a Material Adverse Effect on BM, BM or BMM has filed or caused to be filed all necessary UCC financing statements required by the applicable Investor to be filed by BM or BMM, including all necessary extension statements, in the appropriate offices to perfect and maintain the first Lien security interest in all Collateral for which such filings are necessary.

          (P)  Purchases of Owned Mortgage Loans. Subject to the terms of the
               ---------------------------------
applicable Sales Agreement, there exists a binding contract or agreement providing for the purchase of each of the Owned Mortgage Loans by an Investor, and BM and BMM have no reason to believe that any of the Owned Mortgage Loans will not be purchased by the applicable Investors in due course in accordance with such contracts or agreements.

          (Q)  Prior Claims Experience.  Neither BM nor BMM has ever been
               -----------------------
required to re-purchase any Mortgage Loan and has not within the past three years has been subject to any material surcharge or experienced any deduction from the amount of any claim that it has presented for mortgage insurance, guarantee or similar benefits with respect to any defaulted Mortgage Loan.

          (R)  Ownership of Servicing Rights.  BM or BMM owns the entire right,
               -----------------------------
title and interest in and to the servicing of each Mortgage Loan in the Mortgage Servicing Portfolio and the sole right to service such Mortgage Loans subject to the Mortgage Servicing Agreements, free and clear of all Liens.

          (S)  Compliance with Servicing Agreements.  Except for matters which
               -------------------------------------
will not, in the aggregate, have a Material Adverse Effect on BM, neither BM nor BMM has received notice of a servicing impropriety for any Mortgage Loan in the Mortgage Servicing Portfolio, and each Mortgage Loan serviced by BM or BMM has been properly serviced and accounted for in accordance with the applicable Mortgage Servicing Agreement. To the extent that any applicable Legal Requirement in any jurisdiction or any Investor Requirement requires the payment of interest on escrow accounts by BM or BMM with respect to any particular Mortgage Loan, all such interest has been properly paid. Except for matters which will not, in the aggregate, have a Material Adverse Effect on BM, all amounts payable in respect of a Mortgage Note, Mortgage, or the property covered by a Mortgage which BM or BMM is responsible for paying, directly or on behalf of a mortgagor, have, in all material respects, been paid when due and payable. All pools for which BM or BMM is responsible are in compliance in all material respects with all applicable Investor Requirements, procedures, rules, regulations and guidelines.

          (T)  Complete Files. Each Mortgage Loan File is complete and accurate
               ---------------
in all material respects, and all monies received with respect to each Mortgage Loan have been properly accounted for and applied.

          (U)  Use of Mortgaged Property.  No Mortgaged Property is used as a
               -------------------------
Mobile Home Community or a Long Term Care Facility.

     6.3  Real Estate Owned.   Neither BM nor BMM holds any REO and no
          -----------------
properties are in foreclosure by BM or BMM.



                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF  BUYER



     Buyer represents and warrants to BM and BMM as follows:


     7.1  Organization.  Buyer is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the State of Delaware, respectively, and has full corporate power and authority to own and/or lease all of its properties and assets, and to carry on its business as now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for those jurisdictions where the failure to so qualify would not have a Material Adverse Effect on Buyer. The copies of the Certificate of Incorporation and Bylaws, as amended, of Buyer heretofore delivered to BM are true, complete and correct, and such instruments, as amended, are in full force and effect.

     7.2  Authority.  Subject to satisfaction of the conditions set forth herein
          ---------
(including the receipt of the consents listed on SCHEDULE 7.5), including the expiration of the waiting period under the HSR Act, (i) Buyer has and at the Closing will have the full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and all other agreements contemplated hereby to be executed by it and to carry out this Agreement and the transactions contemplated hereby and (ii) the execution, delivery and performance of this Agreement and all other agreements contemplated hereby or thereby and the consummation of the transactions contemplated hereby and thereby have been, and each of the documents to be delivered at Closing will be, duly authorized by all requisite action, corporate and other, on the part of Buyer and each of this Agreement and such other documents has been, or, in the case of documents to be executed and delivered duly executed and delivered by Buyer, and constitutes or at the Closing will constitute the valid and legally binding obligation of Buyer after the date hereof, will have been, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles. The transactions contemplated by this Agreement have been authorized and approved by the Board of Directors of Buyer.

     7.3  SEC Documents.  Buyer has provided to BM and BMM a true and complete
          -------------
copy of Buyer's Registration Statement No. 333-34481 on Form S-1 and related Prospectus filed by Buyer with the SEC (the "Buyer's SEC Documents"). Buyer has made all necessary filings with the Securities and Exchange Commission ("SEC") required to be filed by it, Buyer's SEC Documents comply or will comply in all material respects with the requirements of the Exchange Act or the Securities Act, and none of Buyer's SEC Documents contain or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent material statements in any of the foregoing are modified or superseded in accordance with applicable rules and regulations of the SEC by a subsequently filed Buyer's SEC Document delivered to BM and BMM prior to the date of this Agreement. Buyer has timely filed all reports required to be filed by it under Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934. The authorized capital stock of Buyer is as set forth in Buyer's SEC Documents. Except as described therein, there are no outstanding options, warrants, or other rights to purchase or otherwise receive from Buyer any shares of capital stock or other securities of Buyer except for options or rights granted under employee or director stock plans, there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and there is no voting trust, acquisition agreement or other agreement or understanding to which Buyer, or, to Buyer's Knowledge, any Affiliate of Buyer, is a party or is bound with respect to the capital stock of Buyer.

     7.4.  Financial Statements.  Buyer has furnished to BM and BMM (i) the
           --------------------
audited consolidated balance sheets and statements of operations and changes in members' equity and cash flows of Buyer's predecessor, Franchise Mortgage Acceptance Company LLC, for the two (2) fiscal years ended December 31, 1996 and the six (6) months ended June 30, 1997, and (ii) the unaudited balance sheet and statements of operations and changes in members' equity and cash flow of Franchise Mortgage Acceptance Company LLC as of and for the nine (9) months ended September 30, 1997 (the "Most Recent Fiscal Quarter") (collectively, the " Buyer's Financial Statements"). Buyer's Financial Statements (including the notes thereto) have been, and the audited consolidated balance sheet and statements of changes in stockholder's equity and income of Buyer for the period ending December 31, 1997 ("Buyer's 1997 Financial Statements") if delivered to BM and BMM prior to Closing, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as noted in the notes to Buyer's Financial Statements), present fairly the financial condition as of such dates and the results of operations of Franchise Mortgage Acceptance Company LLC, or, with respect to Buyer's 1997 Financial Statements, Buyer, for such periods, are accurate and complete and consistent with the books and records of Franchise Mortgage Acceptance Company LLC, or, with respect to Buyer's 1997 Financial Statements, Buyer, in all material respects (which books and records are accurate and complete) except, with respect to Buyer's Financial Statements for the Most Recent Fiscal Quarter, for normal recurring year-end adjustments which are not material in the aggregate and the absence of notes (which, if presented would not differ materially from those included in Buyer's Financial Statements for the six (6) months ended and at (in the case of the balance sheet) June 30, 1997.

     7.5  Non-Contravention.  Except as set forth on SCHEDULE 7.5 and except for
          -----------------
the expiration of the waiting period under the HSR Act, neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby do or would after the giving of notice or the lapse of time or both (i) conflict with, result in a breach of, constitute a default under, or violate the Certificate of Incorporation or the Bylaws of Buyer; (ii) conflict with, result in a breach of, constitute a default under, or violate any Legal Rule, except for conflicts, breaches, defaults or violations which individually or in the aggregate would not have a Material Adverse Effect on Buyer; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, cancel or refuse to perform under, or require any notice under, any material agreement, contract, commitment, license, lease, instrument or other arrangement, including any express or implied warranty, to which Buyer or any of its Subsidiaries is a party or by which any of them is bound or to which any of their assets are subject, except for conflicts, breaches, defaults, rights or requirements which individually or in the aggregate would not have a Material Adverse Effect on Buyer; or (iv) result in the creation of, or give any party the right to create, any Lien upon any right, property or asset of Buyer.

     7.6  Legal Compliance.  Buyer and each of its predecessors-in-interest is,
          ----------------
and at all times prior to the date hereof has been, in compliance with all Legal Rules applicable to it, except for possible violations which would not have a Material Adverse Effect on Buyer, individually or in the aggregate and, except as set forth in Buyer's SEC Documents, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or is pending or, to the Knowledge of Buyer, threatened against Buyer alleging any failure to so comply. Buyer has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business ("Buyer's Permits"), all of which are valid and effective, except for those which, if not obtained and valid and effective, would not have a Material Adverse Effect on Buyer, and Buyer is not in violation of any Permit in any material respect which would have a Material Adverse Effect on Buyer. No notice has been issued and no investigation or review is pending or, to the Knowledge of Buyer, threatened by any Governmental Entity with respect to (i) any alleged violation of or other non-compliance with any Legal Rule by Buyer or (ii) any alleged failure to have all Buyer's Permits required in connection with the operation of the business of Buyer, where such notice, investigation, review or alleged violation, non-compliance or failure would have a Material Adverse Effect on Buyer.

     7.7  Brokers.  Buyer has no liability, directly or indirectly, to pay any
          -------
fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby or in connection with any merger with BM or BMM or the purchase of all or substantially all of the capital stock or assets of BM or BMM, except for Morgan Stanley & Co. Incorporated, whose fees shall be Buyer's responsibility.

     7.8  Litigation.  Except as set forth in Buyer's SEC Documents, (i) there
          ----------
is no suit, action, hearing, claim or litigation, or legal, administrative, arbitration or other proceeding pending or, to the Knowledge of Buyer, threatened, nor to the Knowledge of Buyer, any investigation pending or threatened against or affecting Buyer, or any of its respective property or assets, before any Governmental Entity, which would have a Material Adverse Effect on Buyer, and (ii) there is no judgment, decree, injunction, ruling, award, charge, order or writ of any Governmental Entity or other Person outstanding against, binding upon or involving Buyer or any of its Subsidiaries or their respective business or any directors or officers of such entity in their capacity as such which would have a Material Adverse Effect on Buyer. Buyer owns policies of casualty, liability or other forms of insurance which provide coverage in amount and scope sufficient to cover every claim, action, cause of action, suit, proceeding, litigation, arbitration or investigation arising out of, related to, or in connection with those matters listed in Buyer's SEC Documents except for deductible or retained amounts under such policies or whether the failure to have such policies would not have a Material Adverse Effect on Buyer. Neither Buyer nor any of its directors, officers or employees is currently charged with, or is currently under investigation with respect to, any violation of any provision of any Legal Rule in respect of the business of Buyer.

     7.9  Absence of Certain Changes.  Since the date of Buyer's SEC Documents,
          --------------------------
there has been no effect on, or change in, the business of Buyer or any of its Subsidiaries that would have a Material Adverse Effect on Buyer.

     7.11 Full Disclosure.  Any information furnished by or on behalf of Buyer
          ---------------
in writing pursuant to this Agreement at any time prior to the Closing Date does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                   ARTICLE 8

                            COVENANTS OF BM AND BMM


     During the period from the date of this Agreement and continuing until the earlier of the Closing Date or termination of this Agreement, BM and BMM agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

     8.1  Ordinary Course. Without limiting their representation and warranty in
          ---------------
the last sentence of Section 5.5, BM and BMM may distribute prior to or on the Closing Date an amount equal to net earnings of BM and BMM for the period October 1, 1997, through March 31, 1998, less $1,000,000. and except for the making of such distributions, BM and BMM shall: (i) cause BM and BMM to carry on the Business in the Ordinary Course of Business, including the payment of all Taxes, in substantially the same manner as heretofore conducted, and not to sell, dispose, lease or otherwise transfer any material assets other than in the Ordinary Course of Business, (ii) to the extent consistent with such Businesses, use all commercially reasonable efforts consistent with past practice and policies to preserve intact BM's and BMM's present business organization, and (iii) use their commercially reasonable best efforts to keep available the services of BM's and BMM's present officers and key employees and preserve its relationships with present and potential customers, providers and others having business dealings with it, in each case to the end that its goodwill and ongoing business shall be unimpaired at the Closing.

     8.2  No Other Bids.  Neither the Shareholders nor BM or BMM, shall, and
          -------------
shall not permit any of BM's or BMM's respective directors, officers or agents to, directly or indirectly, solicit or initiate or encourage any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with any Person (other than the Buyer) concerning any merger, sale of substantial assets, sale of shares of capital stock of BM or BMM or any division or Affiliate of BM or BMM or control thereof.

     8.3  No Acquisitions.   BM or BMM  shall not, and shall not agree to: (a)
          ---------------
acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (b) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to BM and BMM, except in the Ordinary Course of Business.


     8.4  Access to Information; Confidentiality. BM and BMM shall afford to the
          --------------------------------------
Buyer and shall cause BM's and BMM's independent accountants to afford to the Buyer, and the respective accountants, counsel and other representatives of the Buyer, reasonable access during normal business hours during the period prior to the Closing Date to the properties, books, contracts, commitments, records and management of BM's and BMM's accountants. During such period, BM and BMM shall use reasonable efforts to furnish promptly to the Buyer all information concerning the business, properties and personnel of BM or BMM as Buyer may reasonably request, subject to confidentiality agreements binding on BM or BMM concerning financial information supplied by BM or BMM customers. BM, BMM and their respective directors, officers, employees, agents and advisors, and the Shareholders, agree not to use such information except for the purposes of this Agreement, and to maintain in confidence any information obtained from Buyer in connection with this Agreement, or the transactions contemplated hereby or with respect, unless
(i) such information is already known to the disclosing party or to others not bound by a duty of confidentiality or (ii) such information is or becomes publicly available through no fault of BM, BMM or the Shareholders, (iii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or Approval required for the consummation of the transactions contemplated hereby, provided that, neither the Shareholders, BM nor BMM shall use such information without prior written notice to Buyer, or, if promptly upon receipt of such written notice, Buyer either reasonably objects to such use of such information or waives as a condition precedent to Buyer's obligations at Closing, the receipt of the Consent or Approval sought to be obtained through the use of such information and such Consent or Approval is not material to the operation of the Business after the Closing or (iv) the furnishing or use of such information is required in connection with any legal proceedings in which case the disclosing party shall give Buyer as much prior notice as practicable so that it may seek a protective order. If the transactions contemplated by this Agreement are not consummated, BM, BMM and each of the Shareholders shall return or destroy as much of such written information in their possession as may be requested by Buyer.

     8.5  Communications.  Between the date hereof and the Closing Date, neither
          --------------
BM, BMM nor any Shareholder will furnish any communication to the public generally if the subject matter thereof relates to Buyer or to the transactions contemplated by this Agreement without the prior approval of Buyer as to the content, timing and thereof, which approval shall not be unreasonably withheld, and subject to each Party's compliance with applicable law.

     8.6  Good Faith.  Each of BM, BMM and the Shareholders shall act in good
          ----------
faith and use their best efforts to cause to be satisfied all the conditions precedent to their obligations and those of the other Parties to this Agreement over which they have control or influence, including obtaining any Consents or Approvals required to consummate the transactions contemplated hereby, including without limitation those set forth on SCHEDULE 5.4. Neither any Shareholder nor BM or BMM shall take any action which would prevent the performance of this Agreement or the consummation of the transactions contemplated hereby.

     8.7  Notification.  Between the date of this Agreement and the Closing
          ------------
Date, if (a): BM or BMM becomes aware of any material fact or condition that causes or constitutes a breach of any of their representations or warranties as of the date of this Agreement, or if BM or BMM becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or (b) BM or BMM becomes aware of any fact or condition that requires any change in any Schedule to this Agreement if the representation or warranty of BM and BMM with respect to such Schedule were as of the date of the occurrence or discovery of any such fact or condition, BM and BMM will (i) promptly deliver to Buyer a supplement to their representations and warranties specifying such change, and (ii) if such fact or condition relates to a material agreement of the nature described in Schedule 5.9 which has not previously been delivered to Buyer, promptly deliver to Buyer a correct and complete copy of such agreement. During the same period, BM and BMM will promptly notify Buyer of the occurrence of any breach of any covenant of BM and BMM or any Shareholder in this Article 8 or of any event that may make the satisfaction of the conditions in Article 11 impossible or unlikely. If, but for the fact that BM and BMM delivered the supplement to the representations and warranties and/or the notification required under the preceding sentence, such fact or condition, or such breach or event, would have caused the condition precedent in Section 11.2(A) not to be met, Buyer shall have the right, exercisable by delivery of written notice to BM and BMM within three (3) business days after its receipt of such supplement or notification, to terminate this Agreement in accordance with Section 13.1(B). If Buyer fails to timely deliver such written notice of termination, this Agreement shall continue in full force and effect, and the fact, condition, event or breach disclosed in such supplement or notification shall be deemed to be waived by Buyer, and shall not be considered for purposes of determining whether the condition precedent set forth in Section 11.2(A) is met at Closing.

     8.8 Delivery of BM 1997 Financial Statements. BM and BMM will use their
         ------------------------------------------
reasonable best efforts to deliver the BM 1997 Financial Statements to Buyer prior to the Closing.



                                   ARTICLE 9


                             COVENANTS OF THE BUYER


     During the period from the date of this Agreement and continuing until the Closing Date, Buyer agrees (except as expressly contemplated by this Agreement or to the extent that BM and BMM shall otherwise consent in writing) that:

     9.1  Ordinary Course.  Buyer shall, and shall cause its Subsidiaries and
          ---------------
Affiliates to, carry on their respective businesses in the Ordinary Course of Business, including the payment of all Taxes, in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all commercially reasonable efforts consistent with past practice and policies to preserve intact their present business organization, will use their best efforts to keep available the services of their present officers and key employees and preserve their relationships with present and potential customers, providers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing.

     9.2  Other Bids. If Buyer or any of the Buyer's directors, officers or
          ----------
agents, directly or indirectly, solicit or initiate or encourage any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with any corporation, partnership, person or other entity or group engaged in the mortgage banking or loan servicing business concerning any merger, purchase of substantial assets or purchase of shares of capital stock of Buyer or any of its Subsidiaries, BM and BMM shall be promptly notified in writing by Buyer of any such events, including a summary of the material terms of any such proposal.

     9.3  Access to Information; Confidentiality.  The terms of that certain
          --------------------------------------
Confidentiality Agreement dated December 5, 1997, are binding upon Buyer and shall remain in full force and effect. Subject to the provisions of Section 8.4, Buyer shall cause its Subsidiaries and Affiliates to afford to BM and BMM and shall cause their independent accountants to afford to BM and BMM, and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to Buyer's properties, books, contracts, commitments, records and management of Buyer's operations and, to their independent accountants, reasonable access to the audit work papers and other records of Buyer's accountants. During such period, Buyer shall use reasonable efforts to furnish promptly to BM and BMM all information concerning the business, properties and personnel of Buyer as BM and BMM may reasonably request.

     9.4  Communications.  Between the date hereof and the Closing Date, Buyer
          --------------
will not furnish any communication to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement without the prior approval of BM as to the content thereof, which approval shall not be unreasonably withheld, and subject to each Party's compliance with Legal Rules.

     9.5  Good Faith.  Buyer shall act in good faith and use its best efforts to
          ----------
cause to be satisfied all the conditions precedent to their obligations hereunder, including the receipt of all Consents and Approvals necessary to operate the Business after the Closing. Neither Buyer nor any of its Affiliates shall take any action that would prevent the performance of this Agreement or the consummation of the transactions contemplated hereby.

     9.6  Notification. Between the date of this Agreement and the Closing Date,
          ------------
if (a): Buyer becomes aware of any material fact or condition that causes or constitutes a breach of any of its representations or warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or (b) if Buyer becomes aware of any fact or condition that requires any change in any Schedule to this Agreement if the representation or warranty of Buyer with respect to such Schedule were as of the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to BM and BMM a supplement to its representations and warranties specifying such changes. During the same period, Buyer will promptly notify BM and BMM of the occurrence of any breach of any covenant of Buyer in this Article 9 or of any event that may make the satisfaction of the conditions in Article 11 impossible or unlikely. If, but for the fact that Buyer delivered the supplement to the representations and warranties and/or the notification required under the preceding sentence, such fact or condition, or such breach or event, would have caused the condition precedent in Section 11.3(A) not to be met, BM and BMM shall have the right, exercisable by delivery of written notice to Buyer within three (3) business days after their receipt of such supplement or notification, to terminate this Agreement in accordance with Section 13.1(B). If BM and BMM fail to timely deliver such written notice of termination, this Agreement shall continue in full force and effect, and the fact, condition, event or breach disclosed in such supplement or notification shall be deemed to be waived by BM and BMM, and shall not be considered for purposes of determining whether the condition precedent set forth in Section 11.3(A) is met at Closing.

     9.7 Delivery of Buyer's 1997 Financial Statements. Buyer shall use its
         ---------------------------------------------
reasonable best efforts to deliver Buyer's 1997 Financial Statements to BM and BMM prior to the Closing.


                                   ARTICLE 10

                             ADDITIONAL AGREEMENTS


     10.1  Conditions to the Transaction.  Each Party will take all commercially
           -----------------------------
reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to the transactions contemplated hereby (including furnishing all information required under the HSR Act, if any) and will promptly cooperate with and furnish information to each other Party in connection with any such requirements imposed upon each other Party or any Subsidiary or Affiliate of each other Party in connection with such transactions. Each Party will take, and will cause its Subsidiaries or Affiliates to take, all reasonable actions to obtain (and to cooperate with each other Party and its Subsidiaries or Affiliates in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by such Party or its Subsidiaries or Affiliates in connection with the transactions or the taking of any action contemplated thereby or by this Agreement. Buyer agrees to pay the HSR filing fee.



     10.2  Post-Closing Cooperation with respect to Tax Matters; Transfer Taxes.
           --------------------------------------------------------------------



          (A) Buyer, BM, BMM and the Shareholders shall cooperate, to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Pursuant to the foregoing, Buyer shall grant BM, BMM and the Shareholders (and their designees or agents), and BM, BMM and the Shareholders shall grant to Buyer (or its designees or agents) access at all reasonable times to the information, books and records relating to the Acquired Assets within the possession of such Person (including workpapers and correspondence with taxing authorities but excluding any privileged material) and shall afford BM, BMM and/or the Shareholders (and their designees or agents), and to Buyer ( and its designees or agents), as the case may be, the right (at the expense of the party so requesting such information) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit such Person to prepare Tax Returns or to conduct negotiations with Tax authorities.

          (B) BM, BMM and/or the Shareholders, and Buyer, will, respectively, preserve and retain all Schedules, workpapers and other documents relating to any Tax Returns of or with respect to the Acquired Assets or to any claims, audits or other proceedings affecting the Business until the expiration of the statute of limitations (including any extensions thereof) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

          (C) All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred as a result of the purchase and sale of the Acquired Assets hereunder shall be paid by BM and BMM when due and BM and BMM will, at their own expense, file all necessary Tax Returns and other documentation with respect thereto and, if required by applicable law, Buyer will join in the execution of such Tax Returns and other documentation.

     10.3  Allocation of Purchase Price. Subject to Sections 1274 and 1275 of
           ----------------------------
the Code and the Treasury regulations promulgated thereunder (and any analogous provisions of state, local or foreign law), the Purchase Price and all capitalizable costs and other amounts constituting "consideration" within the meaning, and for the purposes, of Section 1060 of the Code and the Treasury regulations thereunder (and any increase or decrease in consideration payable under this Agreement subsequent to the Closing Date, whether relating to the Earn-Out Payments or otherwise) shall be allocated among the Acquired Assets in the manner required by Section 1060 of the Code and the regulations promulgated thereunder and all applicable provisions of state, local or foreign law. If, pursuant to Section 3.1(A), Buyer and BM and BMM shall have agreed upon an Allocation Schedule, the fair market values set forth in such Allocation Schedule shall apply. Each of the parties hereto agrees (i) to prepare and timely file all Tax Returns, including Form 8594, in respect of all affected taxable periods, in a manner consistent with the allocation of Purchase Price contemplated hereby and otherwise in accordance with this Section 10.3, (ii) to report this transaction for Federal, state, local and foreign tax purposes as a fully taxable sale and purchase of assets and in accordance with such allocation of Purchase Price and the other terms of this Section 10.3, and (iii) to use its best efforts to sustain such reporting of the transaction in any subsequent tax audit or dispute.

     10.4  Employment of BM Employees. At Closing, Buyer agrees to offer each of
           --------------------------
BM's employees employment with Buyer on the same base salary terms, and with benefits substantially the same as those provided to Buyer's employees, and to recognize the years of service of each BM employee, as recognized by BM, for all purposes under Buyer's employee benefit plans. If and to the extent BM so elects, BM's employees shall be allowed to carry over up to four (4) weeks of vacation and BM and BMM will credit Buyer for the cost thereof within thirty (30) days after the Closing and any such payment shall be considered as a reduction to the Purchase Price. Buyer agrees to maintain BM's medical plans until such time as BM's employees are transferred to, and covered to the same extent as other employees of Buyer under, Buyer's medical plans. Buyer, BM and BMM agree to use their reasonable best efforts to mutually agree as to the transition of BM's 401(K) plan, to the extent consistent with Buyer's benefit plans, and to resolve any other employee-related issues prior to Closing.


     10.5  Cooperation as to Insurance. Buyer, and BM and BMM, agree to use
           ---------------------------
their reasonable best efforts to cooperate with respect to transferring, to the extent practicable, the insurance policies of BM and BMM other than those listed on Schedule 5.21 as "not transferred", which Buyer desires to receive, and to assist Buyer in obtaining any new policies in replacement thereof which Buyer desires to obtain. Buyer acknowledges that, under the terms of said BM and BMM policies, it may not be possible to transfer certain of said policies from BM and BMM to Buyer and that Buyer may need to obtain its own policies to the extent it desires to do so.


                                   ARTICLE 11

                              CONDITIONS PRECEDENT


     11.1  Conditions to Obligations of All Parties.  The obligations of each
           ----------------------------------------
Party to this Agreement to effect the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Buyer, and by BM and BMM:

          (A)  Government Approvals.  All Approvals of, or declarations or
               --------------------
filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, termination of the waiting period under the HSR Act, shall have been filed, occurred or been obtained.

          (B)  Legal Action.  No temporary restraining order, preliminary
               ------------
injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any federal or state court and remain in effect, and no litigation relating to the transactions contemplated herein seeking the issuance of such an order or injunction, or seeking damages which would have a Material Adverse Effect on Buyer or BM, shall be pending which, in the good faith judgment of BM and BMM, or Buyer, has a reasonable probability of resulting in such order or injunction or, assuming that the transactions contemplated herein had closed without regard to this condition, resulting in such damages. In the event any such order or injunction shall have been issued, each Party agrees to use all commercially reasonable efforts to have any such injunction lifted.

          (C)  Statutes.  No Legal Rule shall have been enacted by the
               --------
government of the United States or any state or agency thereof which would (i) make the consummation of the transactions contemplated hereby illegal, (ii) prohibit Buyer's ownership or operation of all or a material portion of the Business or the Acquired Assets or compel Buyer to dispose of or hold separate all or a material portion of the business or assets of BM or BMM, as a result of this Agreement, or (iii) render the Parties hereto unable to consummate the transactions contemplated hereby, except for any waiting period provisions.

     11.2  Conditions to Obligations of Buyer.  The obligations of Buyer to
           ----------------------------------
effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by
Buyer:

          (A)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the BM and BMM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date (except where such representations and warranties are made expressly as of a specific date), except as otherwise contemplated by this Agreement, and any inaccuracies or breaches of said representations or warranties (without regard to limitations of materiality or Material Adverse Effect in said representations or warranties) would not, in the aggregate, have a Material Adverse Effect on BM, and Buyer shall have received a certificate or certificates signed by the President of BM and BMM to such effect.

          (B)  Performance of Obligations of BM, BMM and the Shareholders.  BM,
               ----------------------------------------------------------
BMM and the Shareholders shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the President of BM and BMM and by the Shareholders to such effect.

          (C)  Opinion of Counsel to BM and BMM.  Buyer shall have received an
               --------------------------------
opinion dated the Closing Date of Falk & Sharp, a Professional Corporation, counsel to BM and BMM, in form and substance reasonably satisfactory to Buyer and its counsel.

          (D)  No Material Adverse Change.  Since the date of this Agreement,
               --------------------------
there shall have been no changes in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of BM or BMM which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect on BM.



          (E)  Delivery of Agreements.  BM, BMM, the Shareholders and PAN shall
               ----------------------
have delivered the agreements and documents required under Section 4.2 above.

          (F)  Third-Party Approvals.  All Consents and Approvals, and any other
               ---------------------
material consents or approvals of third parties , required to consummate the transactions contemplated hereby and, in all material respects, for Buyer, through the BM Division, to operate the Business as contemplated herein after the Closing, shall have been obtained; provided that, except for the Consents designated as mandatory on SCHEDULES 5.4 and 7.5 and the Approvals required under Section 11.1(A) above, Buyer has agreed to waive this condition as to any consent or approval of any third party not obtained at Closing, if BM and BMM, in their sole discretion, notify Buyer in writing of their agreement to (i) indemnify, defend and hold Buyer harmless from and against any Liabilities arising out of or resulting from the failure to obtain such consent or approval, and (ii) compensate Buyer fully for the value of any property, right or asset not effectively conveyed to Buyer due to or because of such lack of consent or approval. If BM and BMM elect to make such indemnity and the Closing occurs, the parties agree to use their best efforts to obtain any such consent or approval as soon as possible after the Closing. Any indemnification or agreement pursuant to this Section 11.2(F) shall not be subject to the limitations of Sections 12.1 and 12.2. The Parties agree to use their reasonable best efforts to resolve any payment obligations of BM and BMM under such indemnification and/or agreement six (6) months after the Closing Date; provided that, any such resolution or failure to resolve such payment obligations shall not terminate or limit the obligations of BM and BMM thereunder.

          (G)  MAK Agreement.  MAK and each of the Parties shall have executed
               -------------
and delivered to Buyer the Acknowledgment attached hereto as Exhibit D.

          (H)  Change of Name. BM and BMM shall deliver evidence to Buyer that
               --------------
they have changed their corporate names to names which do not include the BM name.

          (I)  BM's 1997 Financial Statements. BM and BMM shall have delivered
               ------------------------------
to Buyer BM's 1997 Financial Statements.

    11.3  Conditions to Obligations of BM and BMM..  The obligations of BM and
           ----------------------------------------
BMM and the Shareholders to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by BM and BMM:

          (A)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date (except where such representations or warranties are made expressly as of a specific date), except as otherwise contemplated by this Agreement, and BM and BMM shall have received a certificate signed by the Chief Executive Officer of Buyer to such effect.

          (B)  Performance of Obligations of Buyer.  Buyer shall have performed
               -----------------------------------
in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and BM and BMM shall have received a certificate signed by the Chief Executive Officer of Buyer to such effect.

          (C)  Opinion of Counsel to Buyer.  BM and BMM shall have received an
               ---------------------------
opinion dated the Closing Date of Dewey Ballantine LLP, outside counsel to Buyer, in form and substance reasonably satisfactory to BM, BMM and their counsel.

          (D)  No Material Adverse Change.  Since the date of this Agreement,
               --------------------------
there shall have been no changes in the condition (financial or otherwise), business, employees, operations, obligations or liabilities of Buyer which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect on Buyer.



          (E)  Delivery of Agreements.  Buyer shall have delivered the Purchase
               ----------------------
Price and the agreements and documents required under Section 4.2.

          (F)  Third Party Approvals. All Consents and Approvals, and any other
               ---------------------
material consents or approvals of third parties, required to consummate the transactions contemplated hereby and, in all material respects, for Buyer, through the BM Division, to operate the Business as contemplated herein after the Closing, shall have been obtained provided that, except for the Consents designated as mandatory on SCHEDULES 5.4 and 7.5 and the Approvals required under Section 11.1(A) above, BM and BMM have agreed to waive this condition as to any consent or approval of any third party not obtained at Closing, if Buyer, in its sole discretion, notifies BM and BMM in writing of its agreement to indemnify, defend and hold BM, BMM and the Shareholders harmless from and against any Liabilities arising out of or resulting from the failure to obtain such consent or approval. If Buyer elects to make such indemnity and the Closing occurs, the Parties agree to use their best efforts to obtain any such consent or approval as soon as possible after the Closing. The Parties agree to use their reasonable best efforts to resolve any payment obligations of Buyer under such indemnification six (6) months after the Closing Date; provided that, any such resolution or failure to resolve such payment obligations shall not terminate or limit the obligations of Buyer thereunder.



                                   ARTICLE 12

                          SURVIVAL AND INDEMNIFICATION

     12.1  Survival.  Each of the representations and warranties, and each of
           --------
the covenants and agreements to be performed prior to Closing, contained in this Agreement shall survive the Closing and shall continue in full force and effect thereafter until the second anniversary of the Closing Date; provided that (i) all representations and warranties made in Sections 5.11, 5.18 and 5.19 shall continue until the expiration of the applicable statutes of limitations (including extensions). The Parties will have no obligation or liability (for indemnification under Section

12.2 or otherwise) with respect to any representation or warranty, or any covenant or obligation to be performed and complied with prior to the Closing unless on or before the last day of the applicable period after the Closing, the other Party notifies such Party of a claim specifying the factual basis of the claim in reasonable detail.

     12.2  Indemnification by BM and BMM.
           -----------------------------

          (A) Except as otherwise expressly provided in this Section 12.2, on and after the Closing Date, BM and BMM shall, jointly and severally, defend, indemnify and hold harmless Buyer, and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, "Buyer's Indemnified Persons"), on an after-tax basis as provided in Section 12.2(C) below, and shall reimburse Buyer's Indemnified Persons, for, from and against, each and every demand, claim, loss, judgment and damage (and costs and expenses, including reasonable attorneys' fees (each, a "Loss", and collectively, "Losses") imposed on or incurred by Buyer's Indemnified Persons arising out of: (i) any inaccuracy in any representation or warranty of BM or BMM (without regard to limitations of materiality or Material Adverse Effect in said representation or warranty) in any respect, (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of the Shareholders, BM or BMM to be performed on or prior to the Closing Date, or (iii) an Excluded Liability.

          (B)  BM and BMM shall have no liability under Section 12.2(A)(i) or
Section 12.2(A)(ii), unless and until the aggregate of all Losses exceeds $500,000 and then only to the extent Losses exceed $500,000. Except for any liability under Section 12.2(A)(iii), neither BM, BMM nor the Shareholders shall have any liability under Section 12.2(A)(i) or Section 12.2(A)(ii) or for any Liability arising out of the purchase and sale of the Acquired Assets or any of the negotiations, discussion, representations, warranties, or the covenants and agreements to be performed by any of them prior to the Closing, after BM and BMM have paid, in the aggregate, Losses (other than under Section 12.2(A)(iii)) in the amount of Ten Million Dollars ($10,000,000). This Section 12.2(B) shall not apply to any Losses incurred by Buyer's Indemnified Persons arising out of
(i) any intentional inaccuracy in any representation or warranty of which BM or BMM had Knowledge at any time prior to the date on or as of which such representation or warranty was made, (ii) any intentional breach or nonfulfillment by BM, BMM or the Shareholders of any covenant, agreement or other obligation of BM, BMM or the Shareholders to be performed on or prior to the Closing Date under this Agreement, (iii) any liability of BM and BMM hereunder for Losses arising from Excluded Liabilities, (iv) any indemnification by BM and BMM provided under Section 11.2(F), or (v) a breach of the representations and warranties of BM and BMM in Section 5.11.

          (C) Any Loss resulting from or arising out of a liability of BM or BMM hereunder will be net of any insurance proceeds received by Buyer from a third party carrier, but shall include (i) any Losses covered by self-insurance or deductible arrangements by Buyer or any Affiliates thereof and any reserves established thereunder and (ii) any costs incurred in connection with insurance and third party recoveries, premium adjustments (retrospective and experience-based) and indemnification obligations to third parties. The Parties shall make appropriate adjustments for tax consequences and take into account the time cost of money (using as the discount rate the prime rate published in the Wall Street Journal as of the date of the determination hereunder) in determining the amount of an indemnification payment for a Loss. All indemnification payments under this Section 12.2 shall be deemed to be adjustments to the purchase consideration for tax purposes to the extent permitted by applicable law.

          (D)  In addition to any other remedies available to Buyer under this
Section 12.2, Buyer shall have the right to setoff or deduct as to any indemnity obligation of BM or BMM or the Shareholders under this Section 12.2, but only against the Note or the obligation of Buyer to make any Earn-Out Payment.

          (E) The Shareholders, jointly and severally, agree to indemnify, defend and hold Buyer's Indemnified Persons harmless from and against any Losses resulting from any failure by BM and BMM to perform their obligations under this
Section 12.2 or arising from or relating to the failure of BM and BMM to (i) pay any amount required under Section 3.1(B) or Section 11.2(F), or (ii) pay or perform any agreement, covenant or obligation arising hereunder to be performed after the Closing. To the extent that contrary to the intentions of the Parties the foregoing is deemed to create a guaranty or suretyship relationship, each of the Shareholders agrees to and hereby waives (a) rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to such Shareholder by reason of sections 2787 to 2855, inclusive, of the California Civil Code, and (b) any rights or defenses which such Shareholder may have in respect to his obligations by reason of any election of remedies by Buyer; provided however, that until such time as BM or BMM have dissolved, Buyer agrees to proceed first against such entity before pursuing the Shareholders of said entity hereunder. PAN hereby guarantees the PAN Trust's performance of the foregoing indemnity up to a maximum liability of Two Million Dollars ($2,000,000). As to such guaranty, PAN agrees to and waives (a) rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to PAN by reason of sections 2787 to 2855, inclusive, of the California Civil Code, and (b) any rights or defenses which PAN may have in respect to his obligations by reason of any election of remedies by Buyer.

     12.3  Indemnification by Buyer.  Except as otherwise expressly provided in
           ------------------------
this Section 12.3, on or after the Closing Date, Buyer shall defend, indemnify and hold harmless BM and BMM and each of their respective shareholders, Affiliates, officers, directors, employees, agents, successors and assigns (collectively "BM and BMM Indemnified Persons") and shall reimburse the BM and BMM Indemnified Persons for, from and against all Losses imposed on or incurred by the BM and BMM Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (i) any inaccuracy in any representation or warranty of Buyer in any respect, (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer to be performed on or before the Closing Date under this Agreement (including the obligation of Buyer to pay the Purchase Price payable at Closing, (iii) any failure or alleged failure by Buyer to pay, perform or discharge any of the Assumed Liabilities, (iv) any Loss incurred by BM and BMM Indemnified Persons as a result of any deductible amount paid by BM or BMM under any insurance policy relating to, or the failure of BM, BMM or the Shareholders to receive full and complete reimbursement for, any Excluded Liability described in clause (v) of the definition of Excluded Liabilities; provided, however, that Buyer shall not be required to indemnify any BM or BMM Indemnified Persons against any Losses which would have been covered under an insurance policy described in clause (v)(b) of the definition of Excluded Liabilities but for the lapse of such policy, or (v) any Losses incurred by any BM and BMM Indemnified Persons under or as a result of Buyer's indemnification under Section 11.3(F) hereof.

     12.4  Notice and Defense of Third-Party Claims.  If any action, claim or
           ----------------------------------------
proceeding shall be brought or asserted against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article 12 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that the representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Persons, subject to the right of the Indemnifying Person to assume, at its expense, the defense of such action, claim or proceeding with counsel satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 12 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, not to be unreasonably withheld, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding subject to this Section 12.4: (x) relating to Taxes; or (y) as to any other matter, for anything other than money damages paid by the Indemnifying Person. As to any action, claim or proceeding subject to this Section 12.4, except as to matters relating to Taxes (for which the consent of the Indemnified Person shall be required, such consent not to be unreasonably withheld), the Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability with respect to such action, claim or proceeding.

     12.5  Exclusivity.  Except as to the enforcement of agreements, covenants
           -----------
and obligations of the Parties to be performed after the Closing (including the right to seek damages for breaches thereof), the provisions of this Article 12 shall be the exclusive basis for the assertion of claims by or imposition of liability on the Parties hereto arising under or as a result of this Agreement and the transactions contemplated hereunder. It is specifically understood and agreed by the Parties that agreements, covenants and obligations arising hereunder to be performed after the Closing, including the obligation of the Buyer under Sections 3.2 and 10.4 and the obligations of BM and BMM under Sections 10.2 and 10.3, are ongoing contractual obligations of the Parties thereto and any enforcement thereof is not subject to the provisions of Sections 12.1, 12.2(A)-(D), 12.3 and 12.4.

                                  ARTICLE 13


                                  TERMINATION


     13.1 Termination.  This Agreement may be terminated by written notice given
          -----------
prior to or at the Closing:

          (A)  by mutual written consent of Buyer, and BM and BMM;

          (B) by Buyer or by BM and BMM, if there has been a material breach by the other Party of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein and such breach has not been waived; provided that Buyer shall give BM and BMM written notice of any such breach by BM and BMM at least twenty (20) business days prior to terminating this Agreement, and BM and BMM shall have an opportunity to cure any such breach during such period;

          (C) by Buyer, or by BM and BMM, if the transactions contemplated hereby shall not have been consummated, other than through failure of any such Party to fulfill its obligations hereunder, on or before June 30, 1998, or such other date as the Parties may mutually agree upon; or

          (D) by Buyer, or by BM and BMM, if (1) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby or (2) any Governmental Entity takes any action or enacts, promulgates or issues or deems applicable to the transactions contemplated hereby any Legal Rule which would make consummation of the transactions contemplated hereby illegal.

     13.2  Effect of Termination. In the event of termination of this Agreement,
           ---------------------
this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties hereto or their respective officers or directors except (i) to the extent such termination results from a breach of, or failure to perform, by any such Person any of its representations and, warranties, covenants or agreements set forth in this Agreement, in which case the Person in breach hereunder shall be fully liable for any Losses resulting from such breach or failure, and (ii) the last three sentences of Section 8.4, the Confidentiality Agreement, and the obligations set forth in Section 14.11 (Expenses) shall remain in full force and effect.



                                   ARTICLE 14

                                 MISCELLANEOUS


     14.1  Entire Understanding.  This Agreement (including the Recitals,
           --------------------
Schedules and Exhibits hereto) and the other agreements and instruments, the execution and delivery of which are provided for herein, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and terminates and supersedes any and all prior correspondence, offering materials, agreements, arrangements and understandings, oral or written, among the parties hereto concerning the subject matter hereof.

     14.2  Waiver and Amendment.  No waiver, amendment, modification or change
           --------------------
of any provision of this Agreement shall be effective unless and until made in writing and signed by Buyer and BM and BMM. No waiver, forbearance or failure by any Party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party's right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision.

     14.3  Headings.  The headings herein are for convenience only, do not
           --------
constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     14.4  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

     14.5  Interpretation.  The provisions of this Agreement are intended to be
           --------------
interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

     14.6  Notices.  All notices, requests, demands and other communications
           -------
under this Agreement shall be in writing and shall be deemed to have been delivered three business days

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

after having been mailed in a general or branch post office and enclosed in a registered or certified post-paid envelope; one business day after having been sent by overnight courier, when delivered to a telegraph company or when scanned graphically or otherwise by telegraphic communications equipment of the sending Party on a business day, or otherwise on the next succeeding business day thereafter; and, in each case, addressed to the respective Party at the addresses stated below or, with respect to the Shareholders, to addresses delivered concurrently to Buyer herewith, or to such other changed addresses such Party may have fixed by notice as provided herein:


If to BM or BMM:                          Bankers Mutual, a mortgage banking
                                          corporation
                                          Bankers Mutual Mortgage, Inc., A
                                          California corporation,

                                          4695 Mac Arthur Court #1100
                                          Newport Beach, California 92660
                                          Telephone: (714)-851-9973
                                          Facsimile: (714)-251-0716
                                          Attention: Chairman of the Board

        with a copy to:                   Falk & Sharp
                                          A Professional Corporation
                                          660 South Figueroa Street
                                          Suite 1600
                                          Los Angeles, CA 90017
                                          Telephone: 213-622-5659
                                          Facsimile: 213-622-4486
                                          Attn: Ethan J. Falk

         and:                             Mark A. Kellman, Esq.
                                          Bankers Mutual, a mortgage banking
                                          corporation
                                          4695 MacArthur Court
                                          Suite 1100
                                          Newport Beach, California 92660
                                          Telephone: 714-851-9973
                                          Facsimile:   714-251-0716

         If to Buyer:                     Franchise Mortgage Acceptance Company

                                          1888 Century Park East, 3rd Floor
                                          Los Angeles, California 90067
                                          Attn: President
                                          Telephone: (310) 277-0866
                                          Facsimile: (310) 785-1760

with a copy to:                           Dewey Ballantine LLP
                                          333 South Hope Street
                                          Los Angeles, California 90071-1406
                                          Attn: Alan M. Albright, Esq.
                                          Telephone: (213) 617-6532
                                          Facsimile: (213) 625-0562

     14.7  Successors and Assigns.  This Agreement shall not be assigned or
           ----------------------
assignable by any Party without the prior written consent of each other Party; provided that, if BM and/or BMM dissolve, the rights and obligations of such party shall be assigned to and assumed by the Shareholders without further action by any party hereto. PAN hereby guarantees the PAN Trust's performance of the foregoing obligations up to a maximum liability of Two Million Dollars ($2,000,000) less any amounts paid under PAN's guaranty under Section 12.2(E) above. As to such guaranty, PAN agrees to and waives (a) rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to PAN by reason of sections 2787 to 2855, inclusive, of the California Civil Code, and (b) any rights or defenses which PAN may have in respect to his obligations by reason of any election of remedies by Buyer. If BM and/or BMM dissolve, any decisions or elections to be made or actions to be taken by such party hereunder shall be made by the shareholders of such party, acting through a representative chosen, and, if so decided from time to time, replaced, by vote of a majority-in-interest of said shareholders (determined with reference to their share ownership of such party) (the "Shareholders' Representative"). The initial Shareholders' Representative for each of BM and BMM shall be PAN. Notwithstanding the foregoing, any party hereto may assign the right to receive any payment from any party hereunder, subject to any conditions thereto. Subject to the provisions above, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of successors of Buyer and of BM and BMM. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     14.8  Attorneys' Fees.  If an arbitration or other legal proceeding is
           ---------------
brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein or as to the rights or obligations of any Party to this Agreement or such other agreement or instrument, the prevailing Party in such action shall be entitled to recover as an element of such Party's costs of suit, and not as damages, a reasonable attorney's fee to be fixed by the court or the arbitrator. The prevailing Party shall be the Party who is entitled to recover its costs of suit as ordered by the arbitrator, the court or by applicable law or court rules. A Party not entitled to recover its costs shall not recover attorney's fees.

     14.9  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the internal laws of the State of California, without regard to principles of conflict of laws. The Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of California in and for the County of Los Angeles and the United States District Court for the Central District of California in connection with any litigation arising out of this Agreement or any of the transactions contemplated thereby. All disputes between the parties to this Agreement and the transactions contemplated thereby shall have jurisdiction and venue only in the courts of the State of California in and for the County of Los Angeles and the United States District Court for the Central District of California. The Parties waive any objection which they have pertaining to improper venue or forum non conveniens to the conduct of any
                                --------------------
proceeding in the foregoing courts. The Parties agree that any and all process directed to them in any such litigation may be served upon them outside the State of California with the same force and effect as if such service had been made within the State of California.

     14.10  Construction.  The Parties have participated jointly in the
            ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     14.11  Expenses.  Except as set forth herein, each Party hereto shall pay
            --------
its own Expenses.

     14.12  Brokers.  BM and BMM, on the one hand, and Buyer, on the other hand,
            -------
(i) represents and warrants to the other Party hereto that, except as set forth in this Agreement, they have not retained any finder or broker in connection with the transactions contemplated by this Agreement who will have any claim against the other Party, and (ii) will indemnify and save the other Party harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any statement or representation alleged to have been made by such indemnifying Party.

     14.13  No Third Party Beneficiaries.  Except as specifically provided
            ----------------------------
herein, this Agreement shall not confer any rights or remedies on any Person other than the parties hereto and their respective successors and permitted assigns; provided, however, that the provisions in Article XII above concerning indemnification are intended for the benefit of the Persons specified therein and their respective legal representatives.

     14.14  Waiver of Jury Trial.  THE PARTIES DO HEREBY IRREVOCABLY WAIVE, TO
            --------------------
THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL

BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       14.15   Publicity.  From and After the Closing hereunder, the parties
               ---------
agree that, except to the extent required, in the reasonable judgement of such party, by law (including disclosure obligations under securities laws), each party shall, and shall use its reasonable best efforts to cause its Affiliates, officers, directors, shareholders, employees, agents and advisors to, keep confidential the terms and conditions of this Agreement and the ancillary agreements related hereto.


                    SIGNATURE PAGE FOLLOWS

          IN WITNESS WHEREOF, the Parties have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.



                         Bankers Mutual, a mortgage banking corporation, a California corporation


                         By:___________________________________
                         Its: Chairman of the Board

                         Bankers Mutual Mortgage, Inc., a California corporation

                         By:____________________________________
                         Its: Chairman of the Board


                         SHAREHOLDERS:
                         The Paul A. Neff Revocable Trust


                         By:_________________________________

                           Paul A. Neff, Trustee

                         ____________________________________
                         Trent D. Brooks

                         ____________________________________
                         Charles R. Christensen

                         ____________________________________
                         James A. Chapman

                         ____________________________________
                         Verne L. Murray


                         FRANCHISE MORTGAGE ACCEPTANCE COMPANY, a Delaware corporation


                         By: _________________________________
                         Its: _________________________________

The undersigned hereby executes this document solely for the purpose of agreeing to the provisions of Sections 12.2(E) and 14.7 as they relate to him.

                         _____________________
                         Paul A. Neff